An offering statement pursuant to regulation a relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The company may elect to satisfy its obligation to deliver a final offering circular by sending you a notice within two business days after the completion of the company’s sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATE AUGUST 17, 2018

Collective Wisdom Technologies, Inc.

154 Grand Street

Suite 2N

New York, NY 10013

212.334.0233

Up to 10,000,000 shares of Class C Common Stock

SEE “SECURITIES BEING OFFERED” AT PAGE 29

	Price to Public	Broker-Dealer discount and commissions*	Proceeds to issuer
Per share/unit	$5.00	$0.05	$4.95
Total Maximum	$50,000,000	$500,000	$49,500,000

*The company has engaged Sageworks Capital, LLC, member FINRA/SIPC (“Sageworks”), to perform administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services. This does not include the one-time set-up fee or other fees payable by the company to Sageworks. See “Plan of Distribution” for details.

We expect that the total expenses of the offering will be approximately $3,183,500. See the “Use of Proceeds” and “Plan of Distribution” for details.

This offering will terminate at the earlier of (1) the date at which the maximum offering amount of $50,000,000 has been sold, (2) one year from the date upon which the Securities and Exchange Commission (the “SEC”) qualifies the Offering Statement of which this Offering Circular forms a part, or (3) the date at which the offering is earlier terminated by the company at its sole discretion. See “Plan of Distribution.”

The offering is being conducted on a best-efforts basis with no minimum. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. See “Plan of Distribution.”

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 4.

Sales of these securities will commence on approximately [DATE].

The company is following the “Offering Circular” format of disclosure under Regulation A.

In this Offering Circular, the terms “CWT” or “the company” or “us” or “we” refer to Collective Wisdom Technologies, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

SUMMARY

The Company

Collective Wisdom Technologies (“CWT”) is an innovative company that will be challenging the status quo via new, technology-enabled solutions. Our team joined together to develop a concept that will challenge the existing private equity model that funds and services startup businesses. We have studied the dynamics of this market and we believe we have identified an approach that will enhance the results of funding startups and will provide an effective, more lucrative platform for investors.

Our technology-enabled solutions will use the “Wisdom of the Crowd,” the collective opinion of a group of people (here, our shareholders), to select seed stage startup business investments, build an ecosystem to support startups, create portfolio management tools for our accredited investor shareholders, sell general usage data, and hold monthly pitch events. Once we start building a membership base, we will be seeking to build on product and service ideas generated by the company and its shareholders (the “crowd”), and we intend to develop additional products and services for our shareholders every 18-24 months, including a software as a service (“SaaS”) to enable companies to acquire customers that are part of the crowd, an alternative finance platform where the company’s members can evaluate and participate in loans, and a mentoring service that offers the services of the company’s membership to startup businesses.

At CWT, we believe we will be able to provide better returns by leveraging the Wisdom of the Crowd in selecting seed stage startup business investments and developing other services. We will start with a scalable, technology-enabled platform that will:

●	leverage the Wisdom of the Crowd to select startup investments and to give those startups a competitive advantage through a community of stakeholders that includes mentors, service providers, investors, and end users; and

●	support investors in leveraging the Wisdom of the Crowd in order to enhance their investment choices.

Our goal is to create a fast, scalable, crowd-driven seed funding solution that better screens startups on behalf of accredited investors. All members of our platform will be shareholders of CWT: our executive officers, Directors, employees, Advisors, and Specialists hold or will hold Class A, Class B and Class C Common Stock, and investors in this offering, including accredited investors who may invest in the startup issuers that the company funds, will hold Class C Common Stock.

Applicant startups will be screened by 4 groups of CWT shareholders who will be the members of the platform (“members”), consisting of: (i) our executive officers, Directors, employees, Advisors and Specialists (the “Management Team” group), (ii) shareholders who are accredited investors (the “Accredited Investor” group), (iii) shareholders who opt to serve as service providers to startups (the “Service Provider” group), and (iv) shareholders who are not in group i, ii, or iii (the “Member” group) in 2 rounds of voting that sandwich a 1-week revision period each month, which are aggregated into a final score (see “Principal Products and Services – Seed Funding for Startups”). The top 3 candidates will be funded by CWT and any Accredited Investors who opt in to take stakes in the issuers. We intend to offer Applicants the ability to use our online platform to sell their securities to accredited investors via private placements exempt from the registration requirements of the Securities Act, pursuant to Rule 506(c) of Regulation D under the Securities Act.

Our shareholders will get the benefit of participating in venture capital investing without many of the costs and limitations typically associated with venture capital investing. Shareholders will not pay any annual management fees or carrying costs. In addition, Accredited Investors will not be obligated to invest in every startup business that the company funds and will not be required to make a minimum investment in those startup businesses in which they do invest.

We are in the very early stages of developing our platform and it is not yet operational (see “The Company’s Business – Principal Products and Services – Seed Funding for Startups”). We currently have no revenues and will incur significant additional expenses requiring significant funding in order to finish building the platform and to commence operations.

1

The Offering

Securities offered:	The company is offering a maximum of 10,000,000 shares of Class C Common Stock on a “best efforts” basis.

Price per Share:	The cash price per share of Class C Common Stock is $5.00. The minimum investment is 100 shares, or $500.

Class C Common Stock outstanding before the offering:	None

Class A Common Stock outstanding before the offering:	28,666,666 shares

Class B Common Stock outstanding before the Offering (1)(2):	1,720,000 shares

Concurrent offering:	The company is conducting a concurrent private placement to accredited investors of notes convertible into Class B Common Stock, in reliance on Rule 506(c) of Regulation D under the Securities Act. The company is seeking to raise up to $5,000,000 in the private placement. Assuming any convertible notes are sold prior to the initial closing of this offering, the notes will convert immediately prior to that closing.

Use of proceeds:	The net proceeds of the offering will be used, together with the proceeds of the concurrent private placement, to fund development of the company’s online platform and operating expenses and to fund investments in startup applicants. See “Use of Proceeds.”

(1)	Does not include shares of Class B Common Stock issuable upon conversion of the convertible notes being sold in the concurrent private placement. Assuming all the notes are sold prior to the initial closing of this offering, the company will issue an additional 1,333,333 shares of Class B Common Stock immediately prior to that closing.

(2)	Does not include shares of Class B Common Stock reserved for issuance pursuant to an employment offer letter. See “Compensation of Directors and Executive Officers.”

2

Summary Risk Factors

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We are an early stage company and have not yet generated any profits;

●	Our platform is not yet operational;

●	Our financials were prepared on a “going concern” basis;

●	The company is likely to operate at a loss for some time, and operating costs may increase unexpectedly;

●	The company will have significant increases in compensation upon securing $1,000,000 in funding and continuing over the next three years;

●	The offering price has been arbitrarily set by the company and the valuation is high;

●	We will be operating in a highly regulated industry that is evolving and uncertain;

●	In order not to fall within the definition of an “investment company” we will need to impose limits on our operations, which may adversely affect our results of operations;

●	Our compliance is focused on U.S. laws and we have not analyzed foreign laws regarding the participation of non-U.S. residents;

●	Online capital formation is a relatively new industry that is still quickly evolving;

● ●	Initially, we will be reliant on limited types of services; Applicants on our platform may submit incorrect or fraudulent information;

●	Our dependence on the management of other entities may adversely affect our business;

●	Our holdings in startup businesses initially will be and may continue to be concentrated in a limited number of companies, industries, and asset classes, which will subject us to a risk of significant loss if any of these companies defaults on its obligations to us or if there is a downturn in a particular industry or market;

●	Candidates on our platform may not succeed in attracting sufficient indications of interest from our shareholders who are accredited investors to meet their seed funding goals;

●	You may not see any return on the company’s investments for a long period of time;

●	We depend on key personnel and face challenges recruiting needed personnel;

●	CWT and our providers are vulnerable to hackers and cyber attacks;

●	CWT currently relies on a broker-dealer and will rely on a payment processing company;

●	We are dependent on general economic conditions;

●	We face significant market competition;

●	Competitors may be able to call on more resources than the company;

●	If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected;

●	We expect to raise additional capital through equity offerings and to provide employees, Directors, Advisors, and Specialists with equity incentives;

●	Our revenues and profits are subject to fluctuations;

●	If the company cannot raise sufficient funds, it will not succeed;

●	It will take a while for profits to come in;

●	In the event we are required or decide to register as a broker-dealer, our current business model could be affected;

● ●	We have loans to repay; If we don’t raise enough money in this offering, we may not have enough capital to pursue our business plan.

●	Investors in this offering must vote their shares to approve of certain future events, including our sale;

●	Voting control is in the hands of a few large shareholders;

●	Future fundraising may affect the rights of investors;

●	There is no current market for any of the company’s shares of stock;

●	We may have a large shareholder base which will likely grow even larger over time; and

●	Equity crowdfunding is new.
3

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

There are several risks and uncertainties in our business plan, including but not limited to the following:

Risks Relating to the Company and its Business

We are an early stage company and have not yet generated any profits.

CWT was formed in April 2018. Accordingly, the company has no history upon which you can make an evaluation of its performance and future prospects. The company’s future success will depend on its ability to raise the capital necessary to operate its platform, adapt to technological advances, meet investor demands, properly vet applicants, offer innovative companies for investment, and develop new products and services on a cost-effective basis. Our current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the company reacts to developments in its market, managing its growth and the entry of competitors into the market. As discussed below, delays may occur to the projected startup funding schedule. We will only be able to pay dividends on any shares of Class C Common Stock once our directors determine that we are financially able to do so. CWT has incurred a net loss and has not generated revenues since inception. We cannot assure you that we will ever become profitable or generate sufficient revenues to pay dividends to the holders of the shares.

Our platform is not yet operational.

We are in the very early stages of developing our platform and it is not yet operational. We currently have no revenues and will incur significant additional expenses requiring significant funding in order to finish building the platform and to commence operations. See “The Company’s Business—Principal Products and Services—Seed Funding for Startups”.

Our financials were prepared on a “going concern” basis.

Our financial statements were prepared on a “going concern” basis. The company has not generated any revenues from product or service sales as of April 30, 2018. The company has not achieved positive earnings and operating cash flows to enable the company to finance its operations internally. Funding for the business to date has come primarily through the issuance of a debt security. We will require additional funding in the future to continue to operate in the normal course of business. Although we are still raising seed funding and will raise money in this offering, there is substantial doubt about the company’s ability to continue as a going concern. Although the company’s objective is to increase its cash flow within the next few years sufficient to generate positive operating and cash flow levels, the company cannot assure you that the company will be successful in this regard. The company may also need to raise additional capital in order to fund its operations, which it intends to obtain through debt and/or equity offerings. The company intends to use the proceeds from this offering to fund the company starting in the second half of 2018. Funds on hand and any follow-on capital, if needed, will be used to invest in its business, build its platform, build out products and services, and fund its operations and create a positive cash flow. The need for additional capital may be adversely impacted by uncertain market conditions or timing of regulatory reviews. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The company is likely to operate at a loss for some time, and operating costs may increase unexpectedly.

Our ability to become profitable depends on the success of this offering and attracting startup companies and investors to participate in our platform. We cannot assure you that this will occur. We will incur substantial additional expenses when we begin the marketing of our current and future platform, as well as expenses to build the platform. We may not raise enough money to be able to invest the intended amount in the intended number of startups per month, and we may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. We may invest in startups that end up failing. Our expenses may be greater than we anticipate and increases in our costs may adversely affect our business and profitability. Our financial results in any given period can be influenced by numerous factors, many of which we are unable to predict or are outside of our control. If the company sustains losses over an extended period of time, it may be unable to continue in business.

The company will have significant increases in compensation upon securing $1,000,000 in funding and continuing over the next three years.

When the company secures at least $1,000,000 in funding, the company will begin paying full annual salaries to its executive officers. The compensation will increase again in year 2. This will result in significant increases in general and administrative expenses. See “Compensation of Directors and Executive Officers.”

4

The offering price has been arbitrarily set by the company and the valuation is high.

Valuations for companies at this stage are generally purely speculative, and even more so in our case. We have not generated any revenue. Our valuation has not been validated by any independent third party and may decrease precipitously in the future. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of a startup company. You should not invest if you disagree with this valuation. See “Dilution” for more information.

We will be operating in a highly regulated industry that is evolving and uncertain.

Our first product will be providing seed stage funding for startup businesses through online capital formation. The regulatory framework for online capital formation or crowdfunding is very new and failure to comply with such regulation could have an adverse effect on our business. The regulations that govern those operations have been in existence for a very few years. Further, there are constant discussions among legislators and regulators with respect to changing the regulatory environment. New laws and regulations could be adopted at the federal and state levels in the United States and abroad. Further, existing state and federal laws and regulations may be interpreted in ways that would impact our operations, including how we communicate and work with investors and the companies that use our platform’s services. For instance, over the past year, there have been several attempts to modify the current regulatory regime. Some of those suggested reforms could make selling securities easier for anyone (without using our services), or could increase our regulatory burden. Any such changes would have a negative impact on our business. As we develop further services to support seed-stage capital-raising, we could become subject to additional regulation.

In order not to fall within the definition of an “investment company” we will need to impose limits on our operations, which may adversely affect our results of operations.

We intend to conduct our operations so that we will not be required to register as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”). A person will generally be deemed to be an “investment company” for purposes of the Investment Company Act if, absent an available exception or exemption, it (i) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or (ii) owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We will not hold ourselves out to be engaged primarily, or propose to engage primarily, in the business of investing, reinvesting or trading in securities. We intend to structure and monitor our holdings in such a manner as to meet the 40% test under the Investment Company Act. See “The Company’s Business – Regulation – Investment Company Act Considerations.” Since our investments in securities will be limited by compliance with the Investment Company Act, we may need to limit the number of startup issuers that we offer funding to, and our growth may therefore be more limited than it would be were we not subject to these constraints.

If we fail to manage our business in a manner that falls within the exceptions to the definition of investment company under the Investment Company Act, we would have to register as an investment company, which would subject us to a number of regulatory requirements that could prove burdensome or inhibit our ability to pursue our current or future operating strategies, which could have a material adverse effect on us. Furthermore, we have not requested approval or guidance from the SEC with respect to our Investment Company Act determinations. If the SEC or a court of competent jurisdiction were to find that we were required, but failed, to register as an investment company in violation of the Investment Company Act, we would have to cease business activities, civil or criminal actions could be brought against us, our contracts would be unenforceable unless a court were to require enforcement and a court could appoint a receiver to take control of us and liquidate our business, any or all of which would have a material adverse effect on our business.

5

Our compliance is focused on U.S. laws and we have not analyzed foreign laws regarding the participation of non-U.S. residents.

Some of the investment opportunities posted on our platform are open to non-U.S. residents. We have not researched all the applicable foreign laws and regulations, and therefore we are not setting up our structure to be compliant with all those laws. It is possible that we may be deemed in violation of those laws, which could result in fines or penalties as well as reputational harm. This may limit our ability in the future to assist companies in accessing money from those investors, and compliance with those laws and regulations may limit our business operations and plans for future expansion.

Online capital formation is a relatively new industry that is still quickly evolving.

The principal securities regulations under the JOBS Act that we will work with to provide online capital formation for startup businesses have only been in effect in their current form since 2013. Our ability to continue to penetrate the online capital formation market remains uncertain as potential issuer companies may choose to use different platforms or providers (including using their own online platform) or alternative methods of financing. Investors may decide to invest their money elsewhere. Further, our potential market may not be as large, or our industry may not grow as rapidly, as anticipated. With a smaller market than expected, we may have fewer applicants or fewer participants on the platform. Success will likely be a factor of investing in the development and implementation of marketing campaigns, subsequent adoption of our platform by issuer companies as well as investors, and favorable changes in the regulatory environment.

Initially, we will be reliant on providing a limited number of products and services.

We will prioritize building our platform so that we can begin accepting applications to provide funding to startup businesses. Simultaneously, we will be developing portfolio management tools for our accredited investor shareholders, selling general usage data, and preparing to hold monthly pitch events. Once we start building a membership base, we will seek to build on product ideas generated by the company and the crowd, and we intend to develop additional products and services for our shareholders every 18-24 months (see “The Company’s Business – Principal Products and Services”). For the foreseeable future, our revenues will largely be dependent on providing a platform for online capital formation.

Applicants on our platform may submit incorrect or fraudulent information.

Our application vetting process will be primarily automated. We will have a vetting team that will do a final review of the applications to confirm that all required information has been submitted and there are no obvious errors, but we will not perform further due diligence. We will ask all Applicants to certify the accuracy of the information they submit on our platform. The company does not assume any responsibility for the information provided by Applicants. If a winning applicant submits incorrect or fraudulent information, the company and any investors who choose to invest in the applicant may lose all of their money.

Our dependence on the management of other entities may adversely affect our business.

We will not control the management, investment decisions or operations of the startup business entities in which we invest. Management of those enterprises may decide to change the nature of their operations, or management may otherwise change in a manner that is not satisfactory to us or value enhancing for the investment we have made in those entities. We typically will have no ability to affect these management decisions and we may have only limited ability to dispose of our investments.

Our holdings in startup businesses initially will be and may continue to be concentrated in a limited number of companies, industries, and asset classes, which will subject us to a risk of significant loss if any of these companies defaults on its obligations to us or if there is a downturn in a particular industry or market.

Our holdings in startup businesses initially will be and may continue to be concentrated in a limited number of companies and industries. This lack of diversification may subject our holdings to more rapid changes in value than would be the case if they were more widely diversified. As a result, our results of operations and financial condition may be adversely affected if we need to write down the value of any one investment, especially during the early period when we are still developing additional products and services. Moreover, securities will be recorded at estimated fair value and our net income may be adversely affected if these fair value determinations are materially higher than the values that we ultimately realize upon disposal of such securities. Additionally, a downturn in any particular industry in which we invest could also negatively impact our results of operations and our ability to pay dividends if declared by the Board. Disruptions or adverse performance of a market in which we invest, due to reduced liquidity, increased regulation, the decline in appeal of an asset class or other factors, may reduce the value of our investment and consequently adversely impact our results of operations.

Candidates on our platform may not succeed in attracting sufficient indications of interest from our shareholders who are accredited investors to meet their seed funding goals.

Candidates may not succeed in attracting enough interest from the accredited investors on our platform to fund any amounts over $250,000 being sought by the Candidates and, therefore, Candidates may not meet their seed funding goals. If Candidates are unable to meet their seed funding goals, they may not be successful. In addition, if our accredited investor shareholders are unable to meet Candidates’ seed funding goals, we may not be able to successfully attract applicants to our platform.

You may not see any return on the company’s investments for a long period of time.

It will take time to begin receiving applications, investing in startups, and launching our other operations. Even after we begin investing in companies, we will only be able to realize returns on our investments and, in turn, pay dividends on any shares of Class C Common Stock attributable to income from our investments if we are able to exit the investment in whole or in part. We believe it will take between 5 and 7 years before CWT realizes any returns from the majority of its investments, which we expect would be from exits such as an acquisition or public sale of securities of the issuer, which we consider to be a typical realization rate in venture investing. Therefore, you may not see any return on your investment in the company for a long time or not at all.

6

We depend on key personnel and face challenges recruiting needed personnel.

Our future success depends on the efforts of a small number of key personnel, including Byron Bennett, Barrett Hicken and Robert Wald. The loss or departure of these individuals could disrupt our operations and have an adverse effect on our business. In addition, due to our limited financial resources and the specialized expertise required, we may not be able to recruit the individuals needed for our business needs. There can be no assurance that we will be successful in attracting and retaining the personnel we require to operate and be innovative.

CWT and our providers are vulnerable to hackers and cyber attacks.

As an Internet-based business, we may be vulnerable to hackers who may access the data of our investors, consultants, and the issuer companies that utilize our platform. Further, any significant disruption in service on the CWT platform or in its computer systems could reduce the attractiveness of our platform and result in a loss of investors, consultants, and companies interested in using our platform. Further, we rely on third-party technology providers to provide security and some of our back-up technology. Any disruptions of services or cyber attacks either on our technology providers or on our platform could harm our reputation and materially negatively impact our financial condition and business. We also have plans to sell general usage data and will need to comply with federal, state and non-U.S. laws in handling that data.

CWT currently relies on a broker-dealer and will rely on a payment processing company.

We currently rely on Sageworks to serve as our broker-dealer for processing investor subscriptions for Class C Common Stock in this offering and we are planning to enter into an agreement with Worldpay Group Plc (“Worldpay”) to provide our payment processing services for accepting subscriptions in this offering. Any change in the Sageworks relationship will require us to find another broker-dealer. If we are unable to agree to final terms with Worldpay, we will need to find a new payment processing company before we can commence accepting subscriptions in this offering. This may cause us delays as well as additional costs to transition our technology to other providers.

We are dependent on general economic conditions.

Our business model is dependent on investors investing in the companies presented on our platform. Investment dollars are disposable income. Our business model is thus dependent on national and international economic conditions. Adverse national and international economic conditions may reduce the future availability of investment dollars, which would negatively impact our revenues and possibly our ability to continue operations. Factors beyond our control could cause fluctuations in these conditions. Adverse developments may also include: economic recessions, trends in crowdfunding, investor perception in the market, lessened interest in investing in crowdfunding platforms and other such risks that could have a material adverse effect on the company’s financial condition and the results of its operations. It is not possible to accurately predict the potential adverse impacts, if any, of current economic conditions on the company’s financial condition, operating results and cash flow.

We face significant market competition.

We will facilitate online capital formation for seed-stage startups. Though this is a new market, we will compete against a variety of entrants in the market as well as likely new entrants into the market. Some of these follow a regulatory model that is different from ours and might provide them competitive advantages. New entrants could include those that may already have a foothold in the securities and venture capital industries, including some established firms. Further, online capital formation is not the only way to address helping startups raise capital, and the company has to compete with a number of other approaches, including traditional venture capital investments, loans and other traditional methods of raising funds, as well as startup companies conducting crowdfunding raises on their own websites. Additionally, some competitors and future competitors may be better capitalized than us, which would give them a significant advantage in marketing and operations.

Competitors may be able to call on more resources than the company.

Many of our competitors are already established and have more resources than we will. Existing or new competitors may produce directly competing products and services. These competitors may be better capitalized than the company, which might give them a significant advantage. Competitors may be able to use their greater resources to offer higher investment amounts and a faster funding cycle, even to uneconomic levels that the company cannot match.

7

If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.

We will rely and expect to continue to rely on trademark, copyright, patent, trade secret and Internet protection laws and regulations to protect our proprietary rights. We have not yet filed applications to protect our intellectual property in the United States and internationally, and there is no guarantee we can maintain, or successfully defend such intellectual property. Third parties may knowingly or unknowingly infringe our proprietary rights, or may challenge proprietary rights held by the company, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished.

We expect to raise additional capital through equity and debt offerings and to provide our employees, directors, advisors, and specialists with equity incentives.

In order to fund future growth and development, the company will likely need to raise additional funds for the foreseeable future by offering shares of common or preferred stock and/or other classes of equity or debt that convert into shares of common or preferred stock. In order to attract employees, Directors, Advisors, and Specialists to support our business model, our plan is to provide them with equity incentives. Therefore, your interest in the company is likely to continue to be diluted. Additional fundraising in the future may be offered at a lower valuation, which would dilute the interest of investors in this offering. See “Dilution” for more information. Furthermore, if the company raises debt, the holders of the debt would have priority over holders of common and preferred stock and the company may accept terms that restrict its ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sufficient. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the company, its business, development, financial condition, operating results or prospects.

Our revenues and profits are subject to fluctuations.

It is difficult to accurately forecast our revenues and operating results, and these could fluctuate in the future due to a number of factors. These factors may include adverse changes in: the number of investors attracted to our model and amount of investors’ dollars, the success of world securities markets, general economic conditions, our ability to market our platform to companies and investors, headcount and other operating costs, and general industry and regulatory conditions and requirements. The company’s operating results may fluctuate from year-to-year due to the factors listed above and others not listed. At times, these fluctuations may be significant and could impact our ability to operate our business.

If the company cannot raise sufficient funds, it will not succeed.

The company might not raise enough money in this offering and the concurrent private placement to meet its operating needs and fulfill its plans. If that happens, it may cease operating and you will get nothing. The company may need to reduce the number of investments it makes each month, as outlined in “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations -- Plan of Operations.” Even if the maximum amount is raised, the company is likely to need additional funds in the future in order to grow, and if it cannot raise those funds for whatever reason, including reasons relating to the company itself or to the broader economy, it may not survive. If the company does make a successful offering in the future, the terms of that offering might result in your investment in the company being worth less, because later investors might get better terms.

In the event we are required or decide to register as a broker-dealer, our current business model could be affected.

Under our current structure, we believe we are not required to register as a broker-dealer under federal and state laws. Further, only one of our officers has previous experience in securities markets or regulations or has passed any related examinations or holds any accreditations. We will restrict our activities and services so as to not be deemed a broker-dealer under state and federal regulations, see “Business – Regulation.” However, if we were deemed by a relevant authority to be acting as a broker-dealer, we could be subject to a variety of penalties, including fines and rescission offers. Further, we may decide for business reasons or we may be required to register as a broker-dealer, which would increase our costs, especially our compliance costs. If we are required but decide not to register as a broker-dealer or act in association with a broker-dealer in our transactions, we may not be able to continue to operate under our current business model.

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We have loans to repay.

The company has executed 2 promissory notes promising to repay almost $158,000. The principal balance of one note is $125,000. All accrued and unpaid interest on that note are due by April 16, 2020. The principal balance of the other note is $32,330.50, which, together with all accrued and unpaid interest is due by December 31, 2018. The interest rate on the notes is 10%. Failure to repay the loans could result in legal and financial harm to the company.

Risks Relating to the Securities

If we don’t raise enough money in this offering or the concurrent private placement of convertible notes, we may not have enough capital to pursue our business plan.

We estimate that we will be able to complete development of our platform by October 1, 2018, and commence offering our first service, funding to startup businesses, once we receive $1 million in capital from this offering and the concurrent private placement of convertible notes. Since this is a best efforts offering with no minimum offering amount, any investment in the Class C Common Stock is potentially the only investment that the company will receive, which could leave the company without adequate capital to initially pursue its business plan

Investors in this offering must vote their shares to approve of certain future events, including our sale.

The subscription agreement that investors will execute in connection with the offering contains a “drag-along provision” related to the sale of the company whereby investors and their transferees agree to vote any shares they own in the same manner as the majority holders of our other classes of voting stock. Specifically, and without limitation, if the board of directors and majority holders of our other classes of stock may determine to sell the company, depending on the nature of the transaction, investors will be forced to sell their stock in that transaction regardless of whether they believe the transaction is the best or highest value for their shares, and regardless of whether they believe the transaction is in their best interests.

Voting control is in the hands of a few large shareholders.

Voting control is concentrated in the hands of a small number of shareholders. You will not be able to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, expanding any employee equity or option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. Some of the larger shareholders include, or have the right to designate, members of our Board of Directors. See “Securities Being Offered --Shareholders Agreement”. These few people will make all major decisions regarding the company. As a minority shareholder, you will not have a say in these decisions.

There is no current market for any of the company’s shares of stock.

There is no formal marketplace for the resale of the Class C Common Stock. Investors should assume that they may not be able to liquidate their investment or be able to pledge their shares as collateral for some time. Even if we seek to qualify the shares for secondary trading on CFX Markets, there may not be frequent trading and therefore no market price for the Class C Common Stock.

We may have a large shareholder base that will likely grow even larger over time.

Our goal is to grow our shareholder base through the current offering and multiple rounds of fundraising. It is uncommon for a startup company with limited resources and a small staff to have so many investors. Despite our best efforts, it is possible that unexpected risks and expenses of managing this large shareholder base could divert management’s attention and even cause the company to fail.

Equity crowdfunding is new.

Our existing funding and future fundraising plans (including this round) are reliant on equity crowdfunding and provisions of the JOBS Act, which have been in effect for a short period of time. Secondary markets largely do not exist yet and may not exist for some time (or ever), which hampers the ability for investors to sell their shares. The laws are complex, and interpretation by governing bodies does not exist in some cases and may change over time in others. Changes to the laws (or interpretation of the laws) could impact our ability to raise money as well as your ability to trade your shares.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

As of July 31, 2018, the company had outstanding 28,666,666 shares of Class A Common Stock and 1,720,000 shares of Class B Common Stock. In addition, the company has reserved 1,433,333 shares of Class B Common Stock for issuance pursuant to an employment offer letter. See “Compensation of Directors and Executive Officers.” Assuming the company sells $5,000,000 in principal amount of convertible notes prior to the qualification of the Offering Statement of which this Offering Circular is a part, the principal amount of all of the notes will convert into 1,333,333 shares of Class B Common Stock upon the initial closing of this offering. The effective price upon conversion will be $3.75 per share, which is a 25% discount.

Upon completion of this offering, in the event all of the shares of Class C Common Stock are sold, the net tangible book value of the 28,666,666 shares of Class A Common Stock outstanding and the 3,153,333 shares of Class B Common Stock that will be outstanding or reserved will be $143,333,333 and $15,766,666, respectively or approximately $5.00 and $5.00 per share, respectively. The net tangible book value of the shares of Class A Common Stock and Class B Common Stock held by our existing shareholders will be increased by $5.00 per share without any additional investment on their part. Investors in the offering will incur an immediate dilution of $5.00 per share.

After completion of this offering, if 10,000,000 shares of Class C Common Stock are sold, investors in this offering will own 23.4% of the total number of shares of Common Stock then outstanding for which they will have made a cash investment of $50 million, or $5.00 per share. Assuming all of the convertible notes are sold and convert into Class B Common Stock upon the initial closing of this offering, our existing shareholders will own 76.6% of the total number of shares of Common Stock then outstanding, for which they have made contributions of cash totaling $0.00 per share.

In the event all shares of Class C Common Stock are not sold upon completion of this offering, the following table details the range of possible outcomes from the offering assuming the sale of 100%, 75%, 50% and 25% of the available shares.

Funding Level	100% of Shares Sold	75% of Shares Sold	50% of Shares Sold	25% of Shares Sold
Offering Price	$5.00	$5.00	$5.00	$5.00
Net tangible book value per share of Common Stock before the offering	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Pro forma net tangible book value per share of Common Stock	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Dilution to investors in this offering	$5.00	$5.00	$5.00	$5.00
Dilution as a percentage of the offering price	100%	100%	100%	100%

Since inception, the officers, directors and affiliated persons have paid an aggregate average price of $0.00 per share of Common Stock in comparison to the offering price of $5.00 per share

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Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2017 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December 2017 the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2018 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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USE OF PROCEEDS

The company estimates that, at a per share price of $5.00, the net proceeds of a fully subscribed offering to the issuer from the sale of the 10,000,000 shares in this offering will be approximately $46,816,500, after deducting the estimated offering expenses of approximately $3,183,500 (including payments to Sageworks and a payments processor, advertising, legal and accounting professional fees, and other expenses).

The table below shows the approximate net proceeds the company would receive from this offering assuming an offering size of $12,500,000, $25,000,000, $37,500,000, and $50,000,000, and the intended uses of those proceeds. We cannot guarantee that we will be successful in selling any of the Class C Common Stock we are offering.

Amount raised	$12,500,000	$25,000,000	$37,500,000	$50,000,000
Offering Expenses (1)	$896,000	$1,658,500	$2,421,000	$3,183,500
Net proceeds to Issuer	$11,604,000	$23,341,500	$35,079,000	$46,816,500
Development Expenses (10%)	$1,160,500	$2,334,000	$3,508,000	$4,681,500
Investments (30%)	$3,481,000	$7,002,500	$10,523,500	$14,045,000
Operating Expenses (50%) (2)	$5,802,000	$11,671,000	$17,539,500	$23,408,500
Reserves (10%)	$1,160,500	$2,334,000	$3,508,000	$4,681,500

(1)	Offering Expenses assumes that, in addition to advertising, legal and accounting professional fees, and other expenses, the company pays Sageworks a commission equal to 1% of the gross proceeds and pays a payment processor a fee equal to 4.5% of the gross proceeds.

(2)	Pursuant to employment letters with its executive officers, filed as exhibits to the Offering Statement of which this Offering Circular is a part, the company currently pays stipends to some of its executive officers. The company will begin paying full annual salaries to its executive officers when the company secures at least $1,000,000 in funding, whether received from this offering, the concurrent private placement of convertible notes, or any other source of funding, that will total $430,000 in the first year. See “Compensation of Directors and Officers.”

We estimate that operating expenses will be broken down approximately as follows: 37% for salaries (including the fixed executive salaries described in footnote 2 above); 33% for advertising, public relations, and search engine optimization; 11% for legal; 11% for workers compensation, benefits, and insurance; 2% for rent; 2% for accounting; 2% for furniture and equipment, 1% for utilities (electricity, phone, hosting), and 1% for miscellaneous.

Development expenses will be directed toward developing our platform and new products.

CWT will invest in up to 3 startup businesses per month depending on the level of funding that it raises. The company will initiate the monthly voting process once it has raised $1 million in capital from this offering and/or the concurrent private placement. Until the company raises more than $10 million in capital, it will aim to invest $250,000 in 1 startup business per month. At the end of each month, the company will assess the feasibility of increasing the number of startups in which it will invest each month. Factors that will influence our decision will include the amount of cash available to invest and compliance with exemptions under the Investment Company Act, as well as the company’s operating and other expenses. The company intends to increase the number of startup businesses that it invests in to 3 startups per month once it secures $10 million in capital. See “Plan of Operations.”

We intend to invest any remaining reserves over the amount we would need for 12-18 months of cash or cash equivalents on hand into short and long term interest bearing instruments. The short-term interest-bearing instruments will include CDs and corporate bonds, and the long-term interest-bearing instruments will include residential real estate. We intend to structure our holdings in such a manner as to meet the 40% test under the Investment Company Act. See “The Company’s Business – Regulation – Investment Company Act Considerations.”

The company reserves the right to change the above use of proceeds if management believes it is in the best interest of the company.

The allocation of the net proceeds of the offering set forth above represents the company’s estimates based upon its current plans, assumptions it has made regarding the industry and general economic conditions and its future revenues (if any) and expenditures.

We caution investors that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of the company’s management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of the company’s actual expenditures will depend on numerous factors, including market conditions, cash generated by the company’s operations (if any), business developments and the rate of the company’s growth. The company may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

As discussed below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources,” the company is conducting a concurrent private placement to accredited investors of notes convertible into Class B Common Stock pursuant to Rule 506(c) of Regulation D under the Securities Act. The company is seeking to raise up to $5,000,000 in the private placement.

In the event that the company does not raise the entire amount it is seeking in this offering, then the company may attempt to raise additional funds through other private offerings of its securities or by borrowing funds. The company does not have any committed sources of financing.

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THE COMPANY’S BUSINESS

Structure and history

Our founders Byron Bennett and Barrett Hicken began developing the concept for CWT in January 2018, and formed the company on April 11, 2018. We are in the early phase of operations and plan to launch our platform, which will be available at www.collectivewt.com, after qualification of this offering.

Our mission

Our mission is to develop a concept that will challenge the existing private equity model that funds and services startup businesses. Our team has studied the dynamics of this market and has identified an approach that we believe will enhance the results of funding startups and also will provide an effective, more lucrative platform for investors. We will utilize the Wisdom of the Crowd to build scalable, technology-driven solutions to seed funding, starting with a platform for evaluating seed-stage companies. The startup businesses that apply to receive investments from the company will be rated by participants on the platform, which includes investors in this offering, professionals, and accredited investors with varying backgrounds. We believe this approach will improve how investments are selected and give entrepreneurs a competitive advantage through a community of stakeholders that includes mentors, service providers, investors, and end users.

Principal Products and Services

Our initial goal is to create a fast, scalable, crowd-driven, seed funding solution that better screens startups on behalf of accredited investors. Each month, up to three of the top companies that seek seed capital, as measured by the company’s voting process, will be funded by CWT and the Accredited Investors who opt to invest in the startup. We intend to structure our holdings so that we will not be required to register as an investment company under the Investment Company Act.  See “—Regulation -- Investment Company Act Considerations.” During the initial stages of operations, CWT will fund 1 company per month, increasing to 2 then 3 companies. See “Plan of Operations.” The following describes our intended products and services assuming we raise the maximum offering amount.

Our shareholders will get the benefit of participating in venture capital investing without many of the costs and limitations typically associated with venture capital investing. Shareholders will not pay any annual management fees or carrying costs. In addition, accredited investors who are shareholders will not be obligated to invest in every startup business that the company funds and will not be required to make a minimum investment in those startup businesses in which they do invest.

In parallel, we intend to build an ecosystem to support our startups, create portfolio management tools for our accredited investor shareholders, sell general usage data, and prepare to hold monthly pitch events. Once we start building a membership base, we will be seeking to build on product and service ideas generated by the company and the crowd, and we intend to develop additional products and services for our shareholders every 18-24 months, including a SaaS to enable companies to acquire customers that are part of the crowd, an alternative finance platform where the company’s members can evaluate and participate in loans, and a mentoring service that offers the services of the company’s membership to startup businesses.

Seed Funding for Startups

Startups will be able to submit applications and participate in a one-month process to request funding via our Internet-based platform located at www.collectivewt.com (the “Platform”). We will initially require applicants to be companies located in the United States and with a prototype or finished product/platform. After the funding model has been proven, we will look to expand into a second category for international applicants.

All applicants will submit an application with a $500 application fee. Shareholders that are the owners or officers of a startup that seeks funding on the Platform will be permitted to submit 1 application for free each year. After going through our vetting process, accepted applicants (“Candidates”) will have the opportunity to secure capital, valuable feedback, exposure, partnerships, and mentors within 30 days.

Our current expectation is that all offerings to Accredited Investors will rely on the exemption from registration pursuant to Rule 506(c) of Regulation D under the Securities Act.

We are working with an outside vendor to complete development of the Platform. The Platform is approximately 80% complete, with the voting system still to be finished. We will need to secure $50,000 in funding to complete development. We are currently testing the user experience and, assuming we receive $1,000,000 in funding and this offering is qualified by the SEC, we anticipate that we will be able to begin receiving applications on the Platform before the end of September 2018 and conduct the first competition in October.

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The diagram below illustrates the process that startups will follow.

The Application

Applicants will submit their applications electronically on our Platform. Each applicant must be a U.S. company with a prototype or finished product/platform and will be required to provide the following information:

1.	Logo

2.	Tagline (up to 150 characters)

3.	Executive Summary of the plan/project (maximum of two pages)

4.	Team Biographies (recommended 350-500 words each, plus LinkedIn profiles)

5.	Business Plan (maximum 25 pages)

6.	Financial Projections (maximum 10 pages, including cash flow summary, income statement, balance sheet, breakeven analysis, and other relevant pro forma statements)

7.	The Funding Amount Being Sought (at least $500,000)

8.	Equity Offered (at least 10%)

9.	Video (maximum five minutes)

10.	Strengths, Weaknesses, Opportunities, and Threats (“SWOT”) Analysis (1 page)

Additional guidelines will be provided on the Platform. Applicants will also be requested to submit further company information, bank statements, and social media links.

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We will require all Applicants to agree that they will not raise funds through other parties from the date their application is accepted and posted on the Platform through the end of the monthly voting process. We will release any Applicants from this commitment if they are not chosen to be in our top 10. Applicants will further agree that, if they are chosen to be in the top 3, they will use the Platform to raise the remaining requested funds for 30 days subsequent to the voting process.

Our application vetting process will be primarily automated. We will have a vetting team of 2 people drawn from among management, advisors to the company (“Advisors”), and professionals that can provide specialized services to the company (“Specialists”) that will complete a final review of the applications to confirm that all required information has been submitted and there are no obvious errors. We will not perform any due diligence on the Applicants beyond vetting the applications for completeness. We will ask all Applicants to certify the accuracy of the information they submit on our Platform. The company does not assume any responsibility for the information provided by Applicants.

Each Applicant will provide the terms of the equity offered; CWT will not negotiate those terms nor advise the Applicants on the structuring of the securities offered.

The Voting Process

Our Platform will provide a transparent, crowd-driven voting system and an automation-driven selection process, in which members of our platform, all of whom will be owners of our Class A, Class B, or Class C Common Stock, rate Candidates on the 10 elements of their application packages (see above). Candidates will participate in a 2-round voting process to determine whether they will receive funding from the company.

Round 1

On the first day of each calendar month, our shareholders will be notified that Round 1 of voting for the month is open. The first round will occur during the first two weeks of the month and will consist of an open-voting process in which the shareholders select up to the top 10 Candidates.

The shareholders will be divided into 4 permanent voting groups on the Platform:

●	Management Team,

●	Accredited Investors,

●	Service Providers, and

●	Members.

The Management Team will include executive officers, Directors, employees, Advisors, and Specialists. “Accredited Investors” are shareholders who meet the definition of “accredited investor” as set forth in Rule 501 of Regulation D under the Securities Act and register to be an Accredited Investor on the Platform. The company will require Accredited Investors to provide evidence of their status and will engage a third party service provider to confirm the data. Shareholders who seek to provide various services for the finalists/winners, including legal services, marketing, design services, accounting services, and coding may apply to be in the Service Provider group by filling out an online application and providing backup documentation. The Management Team will review service provider applications for completeness before confirming them as Service Providers, but the company will not assume any responsibility for quality of the Service Providers. Service Providers will be asked to offer discounts to the startups that they opt-in to work with. The remaining shareholders will participate in the Member group. Each group will represent 25% of the voting power in Round 1.

Each shareholder will get 1 vote, and that vote will be weighted by the number of the company’s shares that the shareholder owns. Holders of Class A Common Stock and Class B Common Stock only get 1 vote per share in this monthly process, instead of the 10 votes per share ascribed to those shares for corporate governance purposes. See “Shares Being Offered.”

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During the Round 1 open-voting process, shareholders rate Candidates on the ten parts of their submission using a 1-to-10 scale and are entitled, but not required, to provide comments. The ratings from the ten parts will be aggregated into a score out of 100, which each shareholder can adjust if desired. Individual shareholder votes aggregate within the four, equally weighted voting groups and will be combined into a final score out of 100.

Any shareholder may request to be a “Mentor” for one or more Candidates, and any shareholder in the Service Provider group may request to be a “Service Provider” for one or more Candidates. The company does not define any qualifications for a shareholder to be a Mentor. Each shareholder may only request to be a Mentor or a Service Provider for a Candidate – not both.

For accuracy and modeling purposes, and to add a fun guessing feature, shareholders will also be asked to estimate or guess the aggregate platform score that each Candidate will receive, out of 100.

Revision Period

At the end of Round 1, the top 10 Candidates, ranked by score, will receive $10,000 from CWT that may be used for any purpose, including improving their applications.

CWT will provide a ranked list of Mentors and Service Providers to Candidates based on a weighting calculated for each shareholder, based on the number of the company’s shares that the shareholder owns, and the time of entry of the potential Mentor’s/Service Provider’s indication of interest in acting as a Mentor/Service Provider. Each of the Candidates will then be able to choose up to 5 Mentors and 5 Service Providers from the top 10 on each list to receive further feedback during the one-week Revision Period. Candidates will be able to see the ratings for Mentors and Service Providers submitted by other Candidates quarterly.

We believe this Revision Period is a critical process for entrepreneurs that does not exist in other fundraising options. Even such simple comments as “The valuation is too high” or “it would look better in blue” or “this would work well with” could provide valuable feedback and change the outcome for a Candidate. This period also provides shareholders time to reflect on the top 10 Candidates.

Round 2

During the final week of the month, the top 10 Candidates will be narrowed down to the top 3 Candidates through a final blind round of voting. Shareholders will use the same voting process as in Round 1, but they will not be able to see the trending results. Shareholders may request to be Mentors and Service Providers in this round as well, and the top 5 of each will be selected based on the same criteria from Round 1. In addition, Accredited Investors may indicate interest to invest in the same offerings as CWT.

On the last day of voting we will hold our deadline day event (“Deadline Day Event”). On that day, shareholders may log in to a live online video session via the Platform to review the top ten applicants. The live session will be moderated by members of our Management Team.

Once we receive $1,000,000 in funding, we believe we will have sufficient capital to fund the top Candidate each month. Once we receive $10,000,000 in capital, we will be able to fund the top 3 Candidates. Top Candidates in Round 2 will receive:

1.	$250,000 from CWT

2.	The balance of their funding from the Accredited Investors that indicated interest to invest in the Candidate

3.	Mentors from the shareholders that opted in to their Mentor pool (Top 5 from each round)

4.	Discounts with the Service Providers that opted in to their Service Provider pool

5.	Video sessions with the Management Team, Accredited Investors, and Mentors

6.	Quarterly progress assessments by the Team, Accredited Investors, and Mentors

7.	A 24/7 live page with results, press, assessments and comments forums

8.	A Support Community including a monthly CEO forum

9.	Exposure and publicity

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The remaining Candidates from Round 2 may reapply to seek funding on the Platform after 3 months without paying an application fee. Candidates in Round 1 that did not make it to Round 2 may reapply to seek funding on the Platform after 6 months for a reduced application fee of $250.

We are still developing this process, and the details are subject to change. If it takes a significant time to raise capital, we may need to adjust the process. See “Use of Proceeds.”

Opportunities for Investors

The Platform provides a crowd-driven solution that we believe better screens startups on behalf of accredited investors.

Investors in this offering will obtain the following benefits from our Platform:

●	Membership on the Platform;

●	Potential dividend income generated from application fees, returns generated from eventual sales of interests in successful Candidates, and returns generated from other investments;

●	Access to quality deal flow without incurring many of the costs and limitations typically associated with venture capital investing, such as annual management fees or carrying costs;

●	For accredited investors, the ability to invest in the same offerings as CWT;

●	Portfolio management tools;

●	Ratings of the Candidates, Mentors, and Service Providers; and

●	Early access to new products.

Investors that qualify as accredited investors who opt in to the Accredited Investor group can invest in the same offerings as CWT. For example, if a Candidate seeks $1,000,000 in seed funding for a 20% equity stake in their company, CWT would invest $250,000 in the Applicant in exchange for a 5% stake and the Candidate would receive up to $750,000 from the Accredited Investors that opted-in to invest additional funds in that Candidate. For purposes of clarity, shareholders who are accredited investors are not obligated to invest in any Candidate; they must opt in to invest. Allotments will be weighted and allocated based on number of shares in the company that the Accredited Investor owns, the size of the Accredited Investor’s indicated interest and the time stamp on the indication. All investments by CWT are limited to $250,000 in any Candidate. In the event that the Accredited Investors that opt in to invest in a Candidate do not meet the remaining amount sought by the Candidate, ($750,000 in this example), CWT would not provide the shortfall in funds sought. In addition, CWT would not offer other accredited investors who are not shareholders the opportunity to invest in the same Candidate offerings as CWT, or the opportunity to become a CWT shareholder and then invest in order to fully fund the amount a Candidate is seeking. As a result, if a Candidate cannot raise all the capital it is seeking, it may choose not to receive any funding and there is a risk that the company will not invest in all Candidates that go through the monthly voting process.

Future Products and Services

In the future, we intend to hold monthly live telethon-style pitch events where companies can apply to pitch to our shareholders for small non-equity donations. We will charge application fees for companies participating in this pitch event. Shareholders would have the option to donate to companies in the pitch event that they believe to be worthwhile; they will not get anything in return for these donations. Each participating company will be able to retain the donations, and the winner will receive a $10,000 prize from CWT. See “Plan of Operations.”

Once we start building a membership base, we will be seeking to build on product and service ideas generated by the company and the crowd, and we intend to develop additional products and services for our shareholders every 18-24 months, including a SaaS to enable companies to acquire customers that are part of the crowd, an alternative finance platform where the company’s members can participate in loans, and a mentoring service that offers the services of the company’s membership to startup businesses.

Market and Industry Trends

We intend to target two primary market segments:

●	Seed-Stage New Businesses Seeking Funding: People who are conceiving and implementing new businesses in the market that will require investors; and

●	Investors: Accredited and non-accredited investors who invest in new businesses with the objective of getting in early to maximize returns.

We believe we can provide useful services to these two market segments. As Figure 1 indicates, since 2014 American venture capital (“VC”) firms committed more than $20 billion per quarter to venture-backed companies; 1,683 venture-backed companies raised $28.2 billion in funding during the first quarter of 2018, the highest amount of capital deployed in a single quarter since at least 2008.1

1 PitchBook and National Venture Capital Association. Venture Monitor: 1Q2018. https://files.pitchbook.com/website/files/pdf/1Q_2018_PitchBook_NVCA_Venture_Monitor.pdf

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Figure 1: US VC Activity. Source: Venture Monitor (PitchBook, NVCA, et. al.)

Even so, the number of deals closed per quarter has declined steadily over the past three years.2 This has been largely a factor of a decline in angel/seed investing. VC funding, both early- and later-stage, appears to be less cyclical than seed-stage investments. However, projections from the International Monetary Fund3 and the Organization for Economic Cooperation and Development4, among others, predict worldwide economic expansion through at least 2018 and 2019.

We believe that this current reduced level of enthusiasm for seed-stage investing is a commentary on deal quality rather than any macroeconomic driver. By introducing a more advanced consensus mechanism to the selection process, CWT could provide opportunities to worthy business founders who have had difficulty finding capital, a layer of confidence to accredited investors who want to commit to new companies, and a reasonable return to CWT’s shareholders.

We will aim to make funding more accessible and fund startups that will change the future. We hope to grow with the market.

Another factor in the apparent decline of seed-stage funding is undoubtedly the rise of initial coin offerings (“ICOs”). Long-term, ICOs could represent a deep, secular change in how new companies receive their funding. In the current environment, though, that dynamic appears to be taking a pause as regulatory regimes catch up with the technology and as flagrantly fraudulent enterprises are swept out.

Also, as sudden and surprising as the emergence of ICOs has been, we believe it is too early to declare VC funding obsolete. In 2017, ICOs raised around $5 billion via approximately 800 deals, according to CB Insights.5 That equates to a typical month in the broader VC market.6 It is often misreported that startups raised more capital via ICOs than via VC in 2017, but that is highly industry-specific, referring to Internet and blockchain startups, according to Goldman Sachs, CNBC and Coindesk.7,8 AngelList lists education, enterprise software, games and healthcare as other markets in which startups might be engaged,9 and we believe that is an incomplete roster.

For these reasons, we believe that seed-stage companies still need VC funding, and VC firms still seek high-potential seed-stage companies in which to invest. If, in the future, ICOs prove to be commercially and legally sound, we would consult with our shareholders and determine their appetite for considering them as potential candidates for investments.

2 Ibid.

3 International Monetary Fund. World Economic Outlook: April 2018. https://www.imf.org/en/publications/weo

4 Gurria, Angel, and Alvaro S. Pereira. OECD Economic Outlook: Stronger Growth, But Risks Loom Large. Paris: May 2018. http://www.oecd.org/eco/outlook/economic-outlook/

5 CB Insights. Research Briefs: Blockchain Startups Absorbed 5X More Capital Via ICOs Than Equity Financings In 2017. https://www.cbinsights.com/research/blockchain-vc-ico-funding/

6 PitchBook and National Venture Capital Association. https://files.pitchbook.com/website/files/pdf/1Q_2018_PitchBook_NVCA_Venture_Monitor.pdf

7 Kharpal, Arjun. “Initial coin offerings have raised $1.2 billion and now surpass early stage VC funding,” CNBC, August 9, 2017, citing Goldman Sachs. https://www.cnbc.com/2017/08/09/initial-coin-offerings-surpass-early-stage-venture-capital-funding.html

8 Sunnarborg, Alex. “ICO Investments Pass VC Funding in Blockchain Market First,” CoinDesk, June 9, 2017. https://www.coindesk.com/ico-investments-pass-vc-funding-in-blockchain-market-first/

9 AngelList. “All Companies”. Web page. https://angel.co/companies

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Marketing

We will aim to generate awareness about CWT and its benefits among investors and new business startups by informing and educating our two market segments about CWT and how it is different from traditional VC funding. We will seek to engage our users and solicit questions and comments, generate trials among our target segments, and encourage repeat use.

We intend to generate awareness and engagement among business startups and investors, including developing email and/or mailing lists, press releases, and advertising. We will also have firm pages on LinkedIn, Facebook, and other social media sites that would be appropriate for our target audiences.

We will make adjustments as needed and use these tactics to continue growing the business. We will select the best markets for expansion based on the penetration of business developers and investors, and we will aim to identify other firms and individuals who may be beneficial partners.

Competition

We will be competing with other crowdfunding platforms and intermediaries, including SeedInvest, 500 Startups and MicroVentures, as well as traditional venture capital investors, in providing seed-stage funding for startup businesses. We will only be offering Applicants funding via private placements exempt from the registration requirements of the Securities Act, pursuant to Rule 506(c) of Regulation D under the Securities Act.

However, we believe our products and services in connection with seed-stage funding will distinguish us as follows:

●	We will offer a faster funding cycle. Our plan is to complete a funding round for a successful Candidate in 1 calendar month following completion of the voting process. In our experience, other crowdfunding intermediaries and venture investors take upwards of 12 months to complete a private placement round;

●	We will not accept compensation related to the success and size of a transaction or deal. We will only charge Applicants an initial application fee. Other crowdfunding intermediaries and venture investors charge fees based on the amount of money raised, plus fees for due diligence and other services and, in some instances, warrant coverage;

●	Winning Candidates will receive guaranteed funding from CWT;

●	We will offer a crowd-driven voting process;

●	We will offer a mentor program and access to service providers;

●	We will provide a 24/7 community of stakeholders and monthly CEO forums;

●	Our shareholders will get the benefit of participating in venture capital investing without many of the costs and limitations typically associated with venture capital investing. They will pay no annual management fees or carrying costs; and

●	Accredited Investors on the Platform will not be obligated to invest in every Candidate and will not be required to make a minimum investment in those Candidates in which they choose to invest.

Suppliers

We use Amazon Web Services (https://aws.amazon.com) for hosting services. We are also using external programmers and designers to build our Platform; we plan to move a portion of those operations in-house following qualification of this offering.

Research and Development

CWT was formed in 2018, and we have not yet spent any time or money on research and development.

Employees

We have 3 employees. We anticipate hiring as necessary to grow the business. Two of the current employees have agreed to receive monthly stipends and the remaining employee will not be paid until the company has received at least $1,000,000 in seed capital. See “Compensation of Directors and Executive Officers.”

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Regulation

Investment Company Act Considerations

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is, holds itself out as being, or proposes to be, primarily engaged in the business of investing, reinvesting or trading in securities and Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” (within the meaning of the Investment Company Act) having a value exceeding 40% of the value of the issuer’s total assets (exclusive of United States government securities and cash items) on an unconsolidated basis (the “40% test”).

We intend to structure our holdings of unallocated funds, including the net proceeds from this offering and the concurrent private placement and the reserve fund that we intend to establish in such a manner as to meet the 40% test. We believe that we are not, and that we do not propose to be, primarily engaged in the business of investing, reinvesting or trading in securities and we do not believe that we have held ourselves out as such. We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act.

We intend to monitor our holdings regularly to confirm our continued compliance with the 40% test. As noted above, if the combined values of the securities issued to us by any non-majority-owned subsidiaries and our subsidiaries that must rely on Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, exceed 40% of the value of our total assets (exclusive of United States government securities and cash items) on an unconsolidated basis, we may be deemed to be an investment company. If we fail to maintain an exception, exemption or other exclusion from the Investment Company Act, we could, among other things, be required either (i) to change substantially the manner in which we conduct our operations to avoid being subject to the Investment Company Act or (ii) to register as an investment company. Either of these would likely have a material adverse effect on us, the type of investments we make, our ability to service our indebtedness and to make distributions on our shares, and on the market price of our shares and any other securities we may issue. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with certain affiliated persons (within the meaning of the Investment Company Act), portfolio composition (including restrictions with respect to diversification and industry concentration) and other matters.

We have not requested approval or guidance from the SEC or its staff with respect to our Investment Company Act determinations. If the SEC or a court of competent jurisdiction were to find that we were required, but failed, to register as an investment company in violation of the Investment Company Act, we may have to cease business activities, we would breach representations and warranties and/or be in default as to certain of our contracts and obligations, civil or criminal actions could be brought against us, our contracts would be unenforceable unless a court were to require enforcement and a court could appoint a receiver to take control of us and liquidate our business, any or all of which would have a material adverse effect on our business.

Broker-Dealer Registration Requirements

We will provide technology for issuers to identify and interact with potential investors, and will not advise startup issuers on how to structure their proposed transactions. We are not registered as a broker-dealer and intend not to engage in certain activities that would constitute “engaging in the business” of being a broker-dealer, including:

●	Actively soliciting investors and negotiating the terms of an arrangement between issuers and investors;

●	Accepting compensation related to the success and size of the transaction or deal;

●	Effecting transactions, including handling of the securities and funds relating to a transaction; and

●	Extending credit to investors; and creating the market and helping negotiate the price between buyers and sellers.

There has been little regulatory guidance as to the circumstances in which state or federal broker-dealer registration requirements apply to online investment platforms, and such guidance as it exists generally predates the technological developments of the last couple of decades. Despite a long-standing request from organizations such as the American Bar Association to clarify the circumstances in which “finders,” who also connect buyers and sellers of securities, are permitted to perform that function without registering as broker-dealers, the SEC has not provided any guidance. It is possible that any clarification of the matter will result in our having to change our business model or even register as a broker-dealer. See “Risk Factors.”

Intellectual Property

The company has not filed for any patents, copyrights, or trademarks, but will seek appropriate intellectual property protection following qualification of the offering.

Litigation

The company is not involved in any litigation.

THE COMPANY’S PROPERTY

The company entered into a Membership Agreement with WeWork on April 24, 2018 for an office in WeWork Soho for $2,990 per month. The agreement is month-to-month and the company must give notice of termination at least 1 month prior to termination.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The company was formed on April 11, 2018 to provide greater access to quality deal flow and better returns by using the Wisdom of the Crowd to select startup investments and to give those startups a competitive advantage through a community of stakeholders that include mentors, service providers, investors, and end users.

The following discussion of our financial condition and results of operations from April 11, 2018 through April 30, 2018 should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Results of Operations

The company has not commenced revenue generating activities and has not generated any revenues from product or service sales as of April 30, 2018.

Total operating expenses from April 11, 2018 through April 30, 2018 amounted to $22,422. The company’s operating expenses since inception have consisted of consulting fees, rent, and bank fees. As of April 30, 2018, there were no deferred taxes as all would have had a full valuation allowance. In addition, as of April 30, 2018, no tax filings were due nor were there any tax examinations in progress. We expect our expenses to increase as we hire additional employees, start to pay salaries to our executive officers and incur compliance, legal, regulatory reporting and accounting costs in connection with the Platform commencing operations and investing in startups that apply for funding.

As a result of the foregoing factors, the company’s net loss from operations was $22,422.

Liquidity and Capital Resources

We will be dependent upon the net proceeds from this offering and the concurrent private placement to conduct our proposed operations. We will obtain the capital required to purchase the securities of startups that apply for funding on our Platform and conduct our operations from the proceeds of this offering and any future offerings we may conduct and from any undistributed funds from our operations. For information regarding the anticipated use of the net proceeds from this offering, see “Use of Proceeds.”

In April 2018, the company received proceeds of $125,000 under a loan payable. The loan is due in a single installment of $125,000, plus simple interest of 10% per annum, on April 26, 2020. In July 2018, the company received proceeds of $32,330.50 under a second note payable. The note is due in a single installment of $32,330.50, plus simple interest of 10% per annum, on December 31, 2018. The notes are unsecured and there are no pre-payment penalties. The proceeds will be used for operations and to pay for the costs associated with this offering. The notes do not contain any conversion rights.

The company has not achieved positive earnings and operating cash flows to enable the company to finance its operations internally. Funding for the business to date has come primarily through the issuance of the April 2018 and July 2018 loans. As of April 30, 2018, the company had approximately $70,335 in cash on hand. We will require additional funding in the future to continue to operate in the normal course of business. Although we are still raising seed funding and are in the process of filing an offering statement under Regulation A, there is substantial doubt about the company’s ability to continue as a going concern.

In May 2018, the company launched a concurrent private placement to accredited investors of notes that are convertible into shares of Class B Common Stock, in reliance on Rule 506(c) of Regulation D under the Securities Act. The company is seeking to raise up to $5,000,000 in the private placement. The company has not yet issued any notes, but, to the extent it issues any notes prior to qualification of this offering, it plans to rely on the proceeds from the private placement to fund its operations prior to accepting subscriptions in this offering.

The company intends to increase its cash flow as follows: (i) raise funds through this offering; (ii) raise funds through a concurrent private placement to accredited investors; (iii) application fees (including fees from future monthly pitch events); (iv) any money generated from its investments; (v) money generated from new products and services that it plans to introduce every 18-24 months; (vi) interest income. Although the company’s objective is to increase its cash flow within the next few years sufficient to generate positive operating and cash flow levels, we cannot assure you that the company will be successful in this regard. The company may also need to raise additional capital in order to fund its operations, which it intends to obtain through debt and/or equity offerings. Funds on hand and any follow-on capital, if needed, will be used by the company to invest in its business, build out its platform, build products and services, fund its operations and create a positive cash flow. The need for additional capital may be adversely impacted by uncertain market conditions or timing of regulatory reviews. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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If we raise substantially less than $50,000,000 in gross offering proceeds in this offering, we will make fewer investments in startup businesses, resulting in less diversification in terms of the type, number and size of investments we make. Further, we will have certain fixed operating expenses, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to pay dividends or make distributions in the future.

Prior to the completion of this offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity (deficit) upon the completion of an offering or to expense if the offering is not completed. As of April 30, 2018, there were $30,000 in capitalized offering costs. This includes a $10,000 payment to Sageworks. The company will owe additional amounts to Sageworks related to this offering. See “Plan of Distribution.”

On April 24, 2018, the company entered into an employment offer letter with Byron Bennett. Under the terms of the offer letter Mr. Bennett receives a monthly stipend of $2,500 effective January 1, 2018. During the period from inception to April 30, 2018, included within consulting fees on the statement of operations was $10,000 paid to Mr. Bennett in connection with the monthly stipend. In addition, upon the raising of $1,000,000 in funding, Mr. Bennett will receive an annual salary of $150,000, increasing to $250,000 per year for the second and third years.

Effective May 1, 2018, the company entered into an employment offer letter with Robert Wald. Under the terms of the offer letter, Mr. Wald will receive a stipend of $6,000 per month until the company has secured at least $1,000,000 in funding, at which time Mr. Wald will receive an annual salary of $140,000, increasing to $240,000 per year for the second and third years. Pursuant to the offer letter, the company will also issue to Mr. Wald a 5% equity stake in the company in restricted shares of Class B Common Stock vested evenly over 2 years (vesting 2.5% each year).

Effective June 1, 2018, the company entered into an employment offer letter with Barrett Hicken. Upon the company securing at least $1,000,000 in funding, Mr. Hicken will receive an annual salary of $140,000, increasing to $240,000 per year for the second and third years.

In May 2018, the founders, Byron Bennett and Barrett Hicken, committed to contributing a total of $5,000 for 28,666,666 shares of Class A Common Stock, which was subsequently paid.

On July 31, 2018, the company entered into a Commercial Co-Venture Agreement with Network for Teaching Entrepreneurship (“NFTE”) whereby CWT agreed to donate 1% of its annual net income to NFTE. Either party may terminate the agreement for any reason by providing 15-days written notice to the other party.

If, after utilizing the existing sources of capital available to the company, further capital needs are identified and the company is not successful in obtaining the financing, we will conduct additional offerings to raise funds privately or publicly and could potentially be forced to curtail our existing or planned future operations.

Plan of Operations

We plan to continue to develop the Platform and market our services as follows: (1) networking and pay per click advertising for investors, and (2) networking, engaging with entrepreneur groups, startup groups and investment clubs, visiting colleges, and conducting affiliate marketing for applicants. Our key performance indicators will be shareholder participation in monthly voting, number of companies funded per month, and revenues from fees, interest income, data and product sales, and returns on investments.

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CWT will invest in up to 3 startup businesses per month depending on the level of funding that it raises. Once we receive $1,000,000 in funding, we believe we will have sufficient funds to fund the top Candidate in each monthly voting process. Once we receive $10,000,000 in funding, we will be able to fund the top 3 Candidates. At the end of each month, the company will assess the feasibility of increasing the number of startups in which it will invest each month. Factors that will influence our decision will include the amount of proceeds raised in the offering and the concurrent private placement, cash available to invest and compliance with exemptions under the Investment Company Act, as well as the company’s operating and other expenses.

We will compensate Specialists starting at $10,000 per year and Advisors and Directors starting at $20,000 per year, and we expect to begin paying them within six months after we commence operations. Assuming we have 11 Specialists, 3 Advisors, and 2 Directors other than Byron Bennett and Barrett Hicken, the company will be paying $180,000 per year to Advisors, Specialists, and Directors, not including bonuses. Individuals with two roles will only be paid for the highest paying role, which means that Hrant Antreasyan and Juli Rasmussen will only be paid for their roles as Directors. Bonuses will be paid in options to purchase Class B Common Stock. See “Compensation of Directors and Executive Officers.”

We also intend to sponsor a monthly telethon-style pitch event for donations, for which we will charge $500 per applicant. Applicants would submit company information, pitch decks and explainer videos to be screened and reviewed by a panel of Specialists and a moderator. Winners will also receive $10,000 from CWT and be approved for entry to the Platform.

At such time that we raise at least $1,000,000 in the private placement of notes or this offering, we will be obligated to start paying salaries to our executive officers as required by their employment offer letters. This will result in significant increases in compensation and benefits over the first three years of operations. See “Compensation of Directors and Executive Officers.”

Once we start building a membership base, we will be seeking to build on product and service ideas generated by the company and the crowd, and we intend to develop additional products and services for our shareholders every 18-24 months, including a SaaS to enable companies to acquire customers that are part of the crowd, an alternative finance platform where the company’s members can participate in loans, and a mentoring service that offers the services of the company’s membership to startup businesses.

If we raise less than the maximum amount of financing sought in this offering, we would need to seek more funds to complete these projects after 12 months.

We believe core operating costs will remain fairly consistent over the next year, but salaries will increase as we hire additional executives and employees, meet our obligations under existing employment offer letters, and bring on Advisors and Specialists. Legal, insurance, and other administrative expenses will be incurred in the normal course of start-up and operation.

Assuming that the maximum amount of financing sought in this offering is raised, over the next 12 months the company intends to

●	Launch the Platform;

●	Fund up to 3 companies per month at $250,000 per company;

●	Cover our development, investing, and operating budget for 5 years;

●	Begin building an ecosystem to support startups, create portfolio management tools for our accredited investor shareholders, sell general usage data, and launch monthly Pitch Events; and

●	Develop an alternative finance platform where the company’s members can participate in loans.

Whether additional funding would be required to complete any or all of the projects listed after 12 months is unknown.

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DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The company’s executive officers, directors, and significant employees are as follows*:

Name	Position	Age	Term of Office (if indefinite, date appointed)	Approximate hours per week (if part- time)/full-time
Officers:
Byron Bennett	Co-Founder, President, Chief Executive Officer	45	Appointed to indefinite term of office. April 11, 2018	Full-time
Barrett Hicken	Co-Founder, Chief Operating Officer, Secretary	55	Appointed to indefinite term of office. April 11, 2018	Full-time
Robert Wald	Chief Technology Officer	51	Appointed to 3-year term of office. May 1, 2018	Full-time
Directors**:
Byron Bennett	Director	45	Appointed to indefinite term of office. April 11, 2018
Barrett Hicken	Director	55	Appointed to indefinite term of office. April 11, 2018
Hrant Antreasyan	Director	59	Appointed to indefinite term of office. June 1, 2018
Juli Rasmussen	Director	43	Appointed to indefinite term of office. August 1, 2018

*	At this time, we do not have any significant employees beyond our executive team.

**	An additional director will be appointed by the Board of Directors.

Byron Bennet – Co-Founder, President, Chief Executive Officer, Director

Byron Bennett is currently our President and Chief Executive Officer. He has served in those positions since founding the company in January 2018. Prior to founding the company, he was the Chief Executive Officer for Springtime Solutions, Inc., a loan aggregation and referral platform, from January 2014 to September 2017. In that position, he oversaw the company’s planning, execution, and management team. From March 2016 to present, he has also served as Chief Executive Officer and President of Next Gen Stories, a platform for publishing children’s short-stories. From October 2011 to February 2013, he was the Chief Executive Officer and President of The Chocolate Library, a one-stop-shop retailer of gourmet chocolate that Byron opened in New York City. Byron holds a BS degree in economics and entrepreneur management from the Wharton School of the University of Pennsylvania.

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Barrett Hicken – Co-Founder, Chief Operating Officer, Director

Barrett Hicken is currently our Chief Operating Officer. He has served in that position since founding the company in January 2018. He is currently the owner of Westron Systems, LLC and has been since he took over ownership in March 2013. Westron Systems, LLC represents Industrial Power Transmission Manufactures in the United States; these manufacturers produce pre-engineered speed reducers, gearmotors, and electrical motors for the industrial power transmissions industry. From January 2007 to March 2013, he was the Vice President of Strategic and Corporate Development Partnerships at WebBank and was responsible for the identification, selection, and due diligence, of these prospective partners. Barrett holds an MBA from Webster University - School of Business & Technology and BS degree in economics from the University of Utah.

Robert Wald – Chief Technology Officer

Robert Wald is currently our Chief Technology Officer. He has served in that position from March 2018 to the present date. Prior to joining us, he was a Business Process Management and Database specialist contracting through Avio Consulting, LLC from September 2010 until February 2018 with clients including Fox Television, Thompson Reuters, Horizon Healthcare, and the City of New York and was responsible for architecting a variety of large-scale systems. From June 2015 until July 2016 he was a contractor for Credit-Suisse Client Services. From June 2006 until September 2010 he was a Vice President at JP Morgan. He attended Princeton University and holds a B.S. in computer science from Rutgers University.

Juli Rasmussen – Director, Specialist

Juli Rasmussen has been a Director of the company since August 2018, and unofficially advised the company beginning in April 2018. She has 22 years of technology, entrepreneurial and leadership experience that she uses to advise the company. Juli is a Commercial Real Estate Broker Associate at Coldwell Banker Commercial, private money lender and real estate investor since March 2009. From March 2008 to June 2010, Juli was living in Puteaux, France and working as a Technical Writer at Axway, an enterprise software company. From July 2013 to December 2016, she was an IT Project Management Consultant and an IT Business Analyst for Rocky Mountain Health Plans, where she managed software projects from conception to market. Juli holds a B.S. from the University of Colorado and graduated as Valedictorian with a M.S. from Full Sail University.

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Hrant Antreasyan – Director, Advisor

Hrant Antreasyan is a director of the company, and unofficially advised the company beginning in January 2018. With an extensive background in real estate along with a past family textile business of retail/wholesale, he possesses an extensive knowledge and insight into day-to-day business operations as well as a longer-term outlook, and he adds strategic value to unique situations. From 1985 to present, he has served as a principal of Hye Holdings Real Estate and Law Services, a real estate services company, where he has opened numerous doors, facilitated introductions, and currently provides guidance at all levels as a consultant. He has attended Bernard M. Baruch College, earning a BBA in Business/Marketing-Management and an MBA in Finance, graduating summa cum laude.

Advisors and Specialists

To date, the company has selected individuals from management’s networks to be Advisors and Specialists. Advisors and Specialists are third parties with whom the company will contract for services. We select Advisors, based on their prior experience, to advise the company in areas in which the company needs guidance. We select Specialists based on their experience levels and ability to provide input on Candidates on the Platform.

We currently have 3 Advisors: Charles McCormick, Geoff Miller, and Hrant Antreasyan. We currently have 11 Specialists: Brian Johnson, Jeffrey Coleman, Dario Eberhard, Roberto Espriella, William Freedman, Norman Jardine, Anthony Kozberg, Steve Mariotti, Sanin Mody, Yvan De Munck, and Juli Rasmussen. Mr. Antreasyan was elected to be a Director on June 1, 2018, and Ms. Rasmussen was elected to be a Director on August 1, 2018. We plan to solicit additional Advisors and Specialists from our networks following qualification of this offering.

Specialists will be compensated starting at $10,000 per year, and Advisors will be compensated starting at $20,000 per year. The minimum commitment for Specialists and Advisors will be to cast 100 votes on the Platform per year with a minimum of 5 votes per month. In addition to the cash compensation and the options, we will pay Specialists and Advisors bonuses on a performance basis. Bonuses will be paid in options to purchase Class B Common Stock. Bonuses will be determined by the Board and will take into account factors such as the degree to which a Specialist or Advisor meets or exceeds the parameters of the minimum commitment, participates in Deadline Day Events, and participates in future Monthly Pitch Events. See “Compensation of Directors and Executive Officers.”

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The company was formed in April 2018. For the fiscal year ending December 31, 2018, we expect to compensate our directors and executive officers as follows:

Name	Capacities in which compensation will be received	Cash compensation ($) *	Other compensation ($) **	Total compensation ($)
Byron Bennett	President, Chief Executive Officer	$90,000	0	$90,000
Barrett Hicken	Chief Operating Officer	$70,000	0	$70,000
Robert Wald	Chief Technology Officer	$82,000	0	$82,000

*	Assumes the company secured at least $1,000,000 in funding by July 1, 2018 and began paying full salaries at that time. The company paid Byron Bennett $10,000 from inception through April 30, 2018. From May 1, 2018 through June 30, 2018, the company paid Byron Bennett a $2,500 stipend per month, and the company is paying Robert Wald a $6,000 stipend per month. The company is not paying a stipend to Barrett Hicken.

**	The company plans to issue shares of Class B Common Stock to Robert Wald in 2018, but the shares will not vest until 2019 and 2020. Mr. Wald will receive a 5% equity stake in the company vested evenly over 2 years (vesting 2.5% each year). The company has reserved 1,433,333 shares of Class B Common Stock for issuance in connection with these obligations.

When the company secures at least $1,000,000 in funding, the company will begin paying full annual salaries for the executive officers. Byron Bennett will be paid $150,000 for the first year and $250,000 per year for the second and third years; Barrett Hicken will be paid $140,000 for the first year and $240,000 per year for the second and third years; and Robert Wald will be paid $140,000 in for the first year and $240,000 per year for the second and third years.

We do not intend to compensate Byron Bennett and Barrett Hicken for their roles as directors. We plan to compensate the remaining directors with $20,000 per year and options under the same structure as Advisors (see below). Byron Bennett and Barrett Hicken will determine any performance-based compensation for the remaining directors.

Compensation to Advisors and Specialists

The company is building a network of Advisors and area Specialists who will help advise the company and evaluate applicants, and it has established an equity-based compensation framework to incentivize them to participate in the Platform’s activities.

Specialists will be compensated starting at $10,000 per year, and Advisors will be compensated starting at $20,000 per year. The minimum commitment for Specialists and Advisors will be to cast 100 votes on the Platform per year with a minimum of 5 votes casted per month. In addition to the cash compensation and the options, we will pay Specialists and Advisors bonuses on a performance basis. Bonuses will be paid in options to purchase Class B Common Stock. Bonuses will be determined by the Board and will take into account factors such as the degree to which a Specialist or Advisor meets or exceeds the parameters of the minimum commitment, participates in Deadline Day Events, and participates in future Monthly Pitch Events.

27

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of July 31, 2018, the voting securities that are owned by our executive officers, directors and other persons holding more than 10% of any of the company’s classes of voting securities.

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class A Common Stock	Byron Bennett	14,333,333 shares	N/A	50%
Class A Common Stock	Barrett Hicken	14,333,333 shares	N/A	50%
Class A Common Stock	Officers and Directors (2 persons)	28,666,666 shares	N/A	100%
Class B Common Stock (1)	Juli Rasmussen	1,720,000 shares	N/A	100	%(2)

(1)	Assumes that none of the convertible notes have converted into shares of Class B Common Stock. If the company completes the private placement of convertible notes prior to the initial closing of this offering, it will be obligated to issue 1,333,333 additional shares of Class B Common Stock.

(2)	Represents percentage of issued shares of Class B Common Stock, and does not include Class B Common Stock reserved for issuance pursuant to an employment offer letter. See “Compensation of Directors and Executive Officers.”

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On April 16, 2018, the company executed a promissory note promising to reimburse Juli R. Rasmussen the principal balance of $125,000 and all accrued and unpaid interest thereon by April 16, 2020. On July 29, 2018, the company executed a promissory note promising to reimburse Juli R. Rasmussen the principal balance of $32,330.50 and all accrued and unpaid interest thereon by December 31, 2018. The interest rate on the notes is 10%. In May 2018, the company issued 860,000 shares of Class B Common Stock to Ms. Rasmussen for future services to the company. In July 2018, the company issued an additional 860,000 shares of Class B Common Stock to Ms. Rasmussen for future services to the company.

On May 25, 2018, the company issued 14,333,333 shares of Class A Common Stock to each of Byron Bennett and Barrett Hicken. Mr. Bennett and Mr. Hicken are directors and officers of the company.

Pursuant to an employment offer letter with Robert Wald, the company will issue to Mr. Wald a 5% equity stake in the company in restricted shares of Class B Common Stock vested evenly over 2 years (vesting 2.5% each year).

28

SECURITIES BEING OFFERED

CWT is offering Class C Common Stock in this offering.

CWT’s authorized capital stock consists of 50,000,000 total shares, of which 28,666,667 shares are Class A Common Stock with a par value of $0.00001 per share, 6,333,333 shares are Class B Common Stock with a par value of $0.00001 per share, and 15,000,000 shares of Class C Common Stock with a par value of $0.00001 per share. As of July 31, 2018, 28,666,666 shares of Class A Common Stock and 1,720,000 shares of Class B Common Stock were outstanding. In addition, 1,433,333 shares of Class B Common Stock are reserved for issuance pursuant to employment offer letters. See “Compensation of Directors and Executive Officers.” In May 2018, the company launched a concurrent private placement to accredited investors of notes that are convertible into Class B Common Stock. The company has not yet issued any notes.

The following summarizes the most important terms of CWT’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of its Certificate of Incorporation, as amended, Bylaws, and Stockholders Agreement, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of CWT’s capital stock, you should refer to the amended Certificate of Incorporation and Bylaws of the company and to the applicable provisions of Delaware law.

Class A Common Stock and Class B Common Stock

Voting Rights

Each holder of Class A Common Stock and Class B Common Stock shall be entitled to ten (10) votes for each share of Class A Common Stock or Class B Common Stock held by such holder as of the applicable record date. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock, the holders of Class B Common Stock and the holders of Class C Common Stock will vote together as one class on all matters (including the election of directors) submitted to a vote or for the written consent of the shareholders of the company.

Holders of Class A Common Stock and Class B Common Stock have agreed (and will agree) to vote their shares pursuant to the terms of the Shareholders Agreement such that Byron Bennett is entitled to designate 2 members of the Board of Directors, Barrett Hicken is entitled to designate one member, and the holders of Class B Common Stock are entitled to designate one member. See “Shareholders Agreement.”

Dividends and Distributions

Except as required by law, holders of CWT’s Class A Common Stock and Class B Common Stock have no dividend or distribution rights. CWT has never declared nor paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Subdivision or Combination

Except as required by law, holders of CWT’s Class A Common Stock and Class B Common Stock have no rights with respect to the subdivision or combination of their shares.

Drag Along Right

Under certain conditions set forth in the Shareholders Agreement, holders of Class A Common Stock and Class B Common Stock have a drag-along right to sell their shares in the event that holders of at least 50% of the outstanding voting power of the Common Stock on a fully-diluted and as-converted basis approve a sale of the company. See “Shareholders Agreement.”

29

Transfer of Shares

Holders of Class A Common Stock and Class B Common Stock are subject to certain transfer restrictions, other than select permitted transfers to immediate family members and affiliates. Under certain conditions, the company has a right of first offer to purchase shares that a party seeks to transfer, and the holders of Class A Common Stock and Class B Common Stock have subsequent rights to purchase the remaining shares. See “Shareholders Agreement.”

The transfer of stock is governed by Article 8 of Subtitle 1 of Title 6 of the Delaware Code (the Uniform Commercial Code), as amended from time to time. Registration of transfers of shares of the company shall be made on the books of the company upon request of the registered holder or the holder’s attorney, and, if certificated, upon the surrender of the property endorsed certificate(s) for such shares.

Other Rights

Except as otherwise set forth in the Shareholders Agreement, holders of CWT’s Class A Common Stock and Class B Common Stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the Class A Common Stock or Class B Common Stock.

Class C Common Stock

Voting Rights.

Each holder of Class C Common Stock shall be entitled to one (1) vote for each share of Class C Common Stock held by such holder as of the applicable record date. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock, the holders of Class B Common Stock and the holders of Class C Common Stock will vote together as one class on all matters (including the election of directors) submitted to a vote or for the written consent of the shareholders of the company

Dividends and Distributions

Except as required by law, holders of CWT’s Class C Common Stock have no dividend or distribution rights. CWT has never declared nor paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Subdivision or Combination

Except as required by law, holders of CWT’s Class C Common Stock have no rights with respect to the subdivision or combination of their shares.

Drag-Along Rights

The subscription agreement that investors will execute in connection with the offering contains a “drag-along provision” related to the sale of the company. Investors who purchase Class C Common Stock agree that, if a majority of the outstanding voting power of the Common Stock on a fully-diluted and as-converted basis approve a sale of the company, then such holders of Class C Common Stock will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the company and deliver any documentation or take other actions reasonably requested by the company or other holders in connection with the sale. Transferees of investors in this offering must agree to the terms of the drag-along provision.

Transfer of Shares

The transfer of stock is governed by Article 8 of Subtitle 1 of Title 6 of the Delaware Code (the Uniform Commercial Code), as amended from time to time. Registration of transfers of shares of the company shall be made on the books of the company upon request of the registered holder or the holder’s attorney, and, if certificated, upon the surrender of the property endorsed certificate(s) for such shares.

30

Other Rights

Holders of CWT’s Class C Common Stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the Class C Common Stock.

Shareholders Agreement

The company has entered into a Shareholders Agreement, with the founders of the company Byron Bennett and Barrett Hicken (the “Founders”), and present and future holders of its Class B Common Stock. All employees, Advisors and Specialists will be required to become parties to the agreement at the time the company first issues to them shares of Class B Common Stock.

Transfer Restrictions; Right of First Offer

The parties to the agreement agree to certain transfer restrictions, other than certain permitted transfers to immediate family members and affiliates (“Permitted Transferees”). So long as the Founders and/or their Permitted Transferees own more than 50% of the shares of the company on a fully diluted and as-converted basis, the company has a right of first offer to purchase all or a portion of any shares that a party seeks to transfer (the “Offered Shares”) to a third party purchaser other than its Permitted Transferees. In the event the company does not elect to purchase any or all of the Offered Shares, each other shareholder party to the agreement has the right to purchase its pro rata share of the Offered Shares. In the event that not all shareholders party to the agreement elect to purchase their pro rata share of the Offered Shares, the shareholders who do exercise their right of first offer are entitled to purchase the remaining Offered Shares before they may be sold to the third party purchaser. Any sale to a third party is conditioned on the third party purchaser agreeing to be bound by the terms of the Shareholders Agreement.

Drag-Along Rights

So long as the Founders and/or their Permitted Transferees own more than 50% of the shares of the company on a fully diluted and as-converted basis, parties to the Shareholders Agreement have a drag-along right to sell their shares in the event that holders of at least 50% of the outstanding voting power of the Common Stock on a fully-diluted and as-converted basis approve a sale of the company.

Voting Provisions

The Founders and the shareholders party to the agreement agree that the Board of Directors will consist of 5 members and the parties agree to vote their shares to achieve the structure of the Board of Directors as set forth in the agreement. The agreement states that Byron Bennett is entitled to designate 2 members of the Board of Directors, initially Byron Bennett and Hrant Antreasyan; Barrett Hicken is entitled to designate one member, initially Barrett Hicken, the holders of Class B Common Stock are entitled to designate one member, initially Juli Rasmussen. The remaining member will be appointed by the Board of Directors.

Notes

In May 2018, the company launched a concurrent private placement to accredited investors of notes that are convertible into shares of Class B Common Stock, in reliance on Rule 506(c) under the Securities Act. The company is seeking to raise up to $5,000,000 in the private placement. The company has not yet issued any notes, but it plans to rely on these funds prior to accepting subscriptions in this offering.

Interest Rate and Maturity

The notes will have a 25% discount and a 7% interest rate, and have a maturity date of 18 months from the date of issuance.

Conversion Terms

The notes will convert into shares of Class B Common stock upon the first closing in this offering. We assume the private placement will be completed prior to qualification of this offering.

31

PLAN OF DISTRIBUTION

Plan of Distribution

The company is offering up to 10,000,000 shares of Class C Common Stock on a “best efforts” basis without any minimum number of shares or amount of proceeds required to be sold. There is no minimum subscription amount required (other than a per investor minimum purchase) to distribute funds to the company.  The cash price per share of Class C Common Stock is $5. The minimum investment is 100 shares, or $500.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the company’s website, www.collectivewt.com, on a landing page that relates to the offering.

We will publicly market the offering using general solicitation through methods that include emails to potential investors, online advertisements, and press releases. We will use our website, www.collectivewt.com, blogs, and pay per click on Google, Facebook, LinkedIn, and other social media to provide notification of the offering. Persons who desire information will be directed to a landing page describing the offering and operated by the company.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and submit payment information for a wire transfer, credit card, or ACH. The subscription agreement requires investors to answer certain questions to determine compliance with the investment limitation set forth in the securities laws, disclose that the securities will not be listed on a registered national securities exchange upon qualification, and that the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead. The investment limitation does not apply to accredited investors, as that term is defined in Rule 501 under the Securities Act.

The company has engaged Sageworks, a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services:

●	Accept investor data from the company;

●	Review and process investor information, including but not limited to running reasonable background checks for Anti-Money Laundering (“AML”), IRS tax fraud identification and USA PATRIOT Act purposes and gather and review responses to investor identification information; other compliance background checks, and provide a recommendation to the company whether or not to accept investor as a customer;

●	Review each investor’s subscription agreement to confirm they are complete;

●	Advise the company as to permitted investment limits for investors pursuant to Regulation A, Tier 2;

●	Contact and/or notify the company and/or the company’s agents, if needed, to gather additional information or clarification from prospective investors;

●	Provide the company with prompt notice about inconsistent, incorrect or otherwise flagged (e.g. for underage or AML reasons) subscriptions;

●	Serve as registered agent where required for state blue sky requirements;

●	Transmit data to the company’s transfer agent in the form of book-entry data;

●	Not provide any investment advice nor any investment recommendations to any investor; and

●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in its performance under the agreement (e.g., as needed for AML and background checks).

As compensation for the services listed above, the company has agreed to pay Sageworks approximately $28,000 in one-time set up fees, consisting of a $10,000 agreement fee, a $10,000 integration fee, and approximately $8,000 for fees to be paid to FINRA, plus a commission equal to 1% of the amount raised in the offering to support the offering once the SEC has qualified the Offering Statement and the offering commences. Assuming that the offering is open for 12 months, the company estimates that total fees due to pay Sageworks would be $528,000 for a fully-subscribed offering. The company also intends to pay Worldpay Group Plc a payment processing fee equal to 4.5% of the dollar amount of credit card purchases it processes; the company estimates that approximately 80% of the amount raised will be paid via credit card. These assumptions were used in estimating the fees due in the “Use of Proceeds.”

Integral Transfer Agency USA Inc. will serve as transfer agent (“Transfer Agent”) to maintain stockholder information on a book-entry basis. Transfer Agent will charge the company $250 per month for these services.

32

Investors’ Tender of Funds

After the SEC has qualified the Offering Statement, the company will accept tenders of funds to purchase the Class C Common Stock. The company does not intend to use an escrow agent as this is a “best efforts” offering and funds will be immediately available to the company. The company may close on investments on a “rolling” basis; subscriptions are processed as they are submitted and not all investors will receive their shares on the same date. We will not have any additional requirements for the initial closing. Each time the company accepts funds is defined as a “Closing”. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount of $50,000,000 has been sold, (2) one year from the date upon which the SEC qualifies the Offering Statement of which this Offering Circular forms a part, or (3) the date at which the offering is earlier terminated by the company at its sole discretion.

In order to invest you will be required to subscribe to the offering via the company’s website, agree to the terms of the offering and the subscription agreement, and submit payment information for a wire transfer, credit card, or ACH.

After Sageworks has completed its review of a subscription for an investment in the company, Sageworks, will initiate the wire transfer or ACH. If the subscription is not complete, the funds will not be pulled until the investor provides all required information. In the case of a credit card payment, provided the payment is approved, Sageworks will have up to 3 days to ensure all the documentation is complete. Sageworks will generally review all subscriptions the same day, but not later than the day after the submission of the subscription. All funds tendered by investors will be deposited into an account at Evolve Bank & Trust in the name of the company. All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of 3 days to clear the banking system prior to deposit into an account at Evolve Bank & Trust. As a general rule, Sageworks will transfer available funds to the company’s operating account on a monthly basis.

The company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the company receives oversubscriptions in excess of the maximum offering amount. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and credit card payments will be returned to subscribers within 3 days of such rejection without deduction or interest. Upon acceptance of a subscription, the company will send a confirmation of such acceptance to the subscriber. Sageworks has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the Class C Common Stock. Sageworks is not participating as an underwriter and under no circumstance will it solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Sageworks is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this offering. Based upon Sageworks’ anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Sageworks in this offering as any basis for a belief that it has done extensive due diligence. Sageworks does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the company. All inquiries regarding this offering should be made directly to the company.

Upon confirmation that an investor’s funds have cleared at Evolve Bank & Trust, Sageworks will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on other equity and debt offerings, including the concurrent private placement, and/or cash on hand.

33

COLLECTIVE WISDOM TECHNOLOGIES, INC.

FINANCIAL STATEMENTS

As of

April 30, 2018

Together with

Independent Auditors’ Report

F-1

COLLECTIVE WISDOM TECHNOLOGIES, INC.

F-2

INDEPENDENT AUDITORS’ REPORT

Management and Stockholders

Collective Wisdom Technologies, Inc.

We have audited the accompanying financial statements of Collective Wisdom Technologies, Inc. (a Delaware corporation), which comprise the balance sheet as of April 30, 2018, and the related statements of operations, stockholders’ deficit, and cash flows for the period from April 11, 2018 (“Inception”) to April 30, 2018, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Collective Wisdom Technologies, Inc. as of April 30, 2018, and the results of its operations and its cash flows for the period from Inception to April 30, 2018 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, certain conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ dbbmckennon

dbbmckennon

Newport Beach, California

June 21, 2018

F-3

COLLECTIVE WISDOM TECHNOLOGIES, INC.

BALANCE SHEET

AS OF APRIL 30, 2018

Assets
Current Assets:
Cash	$70,335
Deferred Offering Costs	30,000
Prepaid Expenses and Other Current Assets	4,485
Total Current Assets	104,820

Total Assets	$104,820

Liabilities and Stockholders’ Deficit
Liabilities:
Current Liabilities:
Accrued Expenses	$2,242
Total Current Liabilities	2,242
Loan Payable	125,000
Total Liabilities	127,242

Common Stock, $0.0001 par value, 10,000 shares authorized, none issued and outstanding as of April 30, 2018 (See Note 6)	-
Accumulated Deficit	(22,422)
Total Stockholders’ Deficit	(22,422)

Total Liabilities and Stockholders’ Deficit	$104,820

The accompanying notes are an integral part of these financial statements.

F-4

COLLECTIVE WISDOM TECHNOLOGIES, INC.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM INCEPTION TO APRIL 30, 2018

Revenues	$-

Operating Expenses:
Consulting Fees	20,000
Rent	2,242
Bank Fees	180
Total Operating Expenses	22,422

Loss Before Provision for Income Taxes	(22,422)
Provision for Income Taxes	-

Net Loss	$(22,422)

The accompanying notes are an integral part of these financial statements.

F-5

COLLECTIVE WISDOM TECHNOLOGIES, INC.

STATEMENT OF STOCKHOLDERS’ DEFICIT

FOR THE PERIOD FROM INCEPTION TO APRIL 30, 2018

	Common Stock		Accumulated	Total Stockholders’
	Shares	Amount	Deficit	Deficit

Balance April 11, 2018 (Inception)	-	$-	$-	$-
Net Loss	-	-	(22,422)	(22,422)
Balance April 30, 2018	-	$-	$(22,422)	$(22,422)

The accompanying notes are an integral part of these financial statements.

F-6

COLLECTIVE WISDOM TECHNOLOGIES, INC.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM INCEPTION TO APRIL 30, 2018

Cash Flows from Operating Activities:
Net Loss	$(22,422)
Changes in Operating Assets and Liabilities:
Prepaid Expenses and Other Current Assets	(4,485)
Accrued Expenses	2,242
Net Cash Used in Operations	(24,665)

Cash Flows from Investing Activities:
Payment of Deferred Offering Costs	(30,000)
Proceeds from Loan Payable	125,000
Net Cash Provided by Financing Activities	95,000

Net Increase in Cash	70,335
Cash at Beginning of Period	-
Cash at End of Period	$70,335

The accompanying notes are an integral part of these financial statements.

F-7

COLLECTIVE WISDOM TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

APRIL 30, 2018

NOTE 1: ORGANIZATION AND NATURE OF OPERATIONS

Organization

Collective Wisdom Technology, Inc. (“CWT” or the “Company”) is a start-up company incorporated on April 11, 2018, (“Inception”) in the state of Delaware. The Company intends to operate in the States of Utah and New York. CWT provides scalable technology driven solutions that starts with a unique platform for evaluating and funding seed stage companies.

Business Description

CWT is poised to provide investors with greater access to quality deal flow and better returns by using the wisdom of the crowd to select investments in start-ups and early stage companies and to give those companies a competitive advantage through access to a community of stakeholders that include mentors, service providers, investors, and end users.

Risks and Uncertainties

The Company has not commenced revenue generating activities. The Company’s business and operations are sensitive to general business and economic conditions in the United States. and worldwide, along with governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments may also include: economic recessions, trends in crowdfunding, investor perception in the market, lessened interest in investing in crowdfunding platforms and other such risks that could have a material adverse effect on the Company’s financial condition and the results of its operations.

The Company currently has no sales and marketing and is still in the process of raising the balance of seed funding and completing the filing requirements for Regulation A under the Securities Act of 1933, as amended (“Regulation A”). The Company will incur substantial additional expenses when we begin the marketing of our current and future platform, as well as expenses to build said platform. In addition, the Company will compete with companies that currently have extensive and well-funded operations in crowdfunding and established portfolio companies. We believe that funding through Regulation A, investing in portfolio companies and funding operations will commence in the second half of 2018.

The Company’s industry is characterized by rapid changes in technology and investor demands for qualified investments. The competitive landscape to raise funds and operate a crowdfunding company are additional inherent risks. The Company’s future success will depend on its ability to raise the capital necessary to operate its platform, adapt to technological advances, meet investor demands, properly vet applicants offer innovative companies for investment and develop new products and services on a cost-effective basis. Further, the Company’s platform, products and services must remain competitive with those of other companies with substantially greater resources. In addition, we may not have adequate capital resources to further the development of our platform, products and services.

NOTE 2: GOING CONCERN

The accompanying financial statements have been prepared on a basis that the Company is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company is defined as a start-up company which carries a significant amount of risk.

The Company has not generated any revenues from product or service sales as of April 30, 2018. The Company has not achieved positive earnings and operating cash flows to enable the Company to finance its operations internally. Funding for the business to date has come primarily through the issuance of a debt security. We will require additional funding in the future to continue to operate in the normal course of business. Although we are still raising seed funding and are in the process of filing an offering statement under Regulation A, there is substantial doubt about the Company’s ability to continue as a going concern.

F-8

COLLECTIVE WISDOM TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

APRIL 30, 2018

The company intends to increase its cash flow as follows: (i) raise funds through this offering; (ii) raise funds through a concurrent private placement to accredited investors; (iii) application fees (including fees from future monthly pitch events); (iv) any money generated from its investments; (v) money generated from new products and services that it plans it plans to introduce every 18-24 months; (vi) interest income. Although the Company’s objective is to increase its cash flow within the next few years sufficient to generate positive operating and cash flow levels, there can be no assurance that the Company will be successful in this regard. The Company may also need to raise additional capital in order to fund its operations, which it intends to obtain through debt and/or equity offerings. The Company intends to use the proceeds from the proposed Regulation A offering to fund the Company starting in the second half of 2018. Funds on hand and any follow-on capital, if needed, will be used to invest in its business, build its platform, build out products and services, and fund its operations and create a positive cash flow. The need for additional capital may be adversely impacted by uncertain market conditions or timing of regulatory reviews. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

The Company’s financial instruments consist primarily of cash and cash equivalents with original maturities of three months or less and certificates of deposit with original maturities greater than three months. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments. The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows. The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The standard also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

F-9

COLLECTIVE WISDOM TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

APRIL 30, 2018

The three-level hierarchy for fair value measurements is defined as follows:

●	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

●	Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly including inputs in markets that are not considered to be active

●	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement

Cash and Cash Equivalents

The Company considers deposits that can be redeemed on demand and investments that have original maturities of less than three months, when purchased, to be cash equivalents.

Offering Costs

The Company accounts for offering costs in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ deficit upon the completion of an offering or to expense if the offering is not completed. As of April 30, 2018, there were $30,000 in capitalized offering costs.

Revenue Recognition

The Company will recognize revenues from application fees and sales of products when (a) persuasive evidence that an agreement exists; (b) the service has been performed or the product has been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with FASB ASC 718, Compensation - Stock Compensation. Under the fair value recognition provisions of FASB ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option or warrant vesting period.

The Company measures compensation expense for its non-employee stock-based compensation under FASB ASC 505-50, Equity-Based Payments to Non-Employees. The fair value of the award issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock and/or the calculated value based on inputs to the Black-Scholes model on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity award is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Income Taxes

The Company accounts for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, the Company recognizes deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities. The Company has elected a December 31st year end. As of April 30, 2018, there were no deferred taxes as all would have had a full valuation allowance. In addition, as of April 30, 2018, no tax filings were due nor were there any tax examinations in progress.

F-10

COLLECTIVE WISDOM TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

APRIL 30, 2018

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”, which significantly changes the accounting for operating leases by lessees. The accounting applied by lessors is largely unchanged from that applied under previous guidance. The new guidance requires lessees to recognize lease assets and lease liabilities in the balance sheet, initially measured at the present value of the lease payments, for leases which were classified as operating leases under previous guidance. Lease cost included in the statement of income will be calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. Lessees may make an accounting policy election to exclude leases with a term of 12 months or less from the requirement to record related assets and liabilities. The new standard is effective for public companies for fiscal years beginning after December 15, 2018. The Company does not expect the adoption of this standard to have a material impact on its results of operations or cash flow; however, the Company has not determined the impact the adoption of this new standard will have on its financial position.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

NOTE 4: LOAN PAYABLE

In April 2018, the Company received proceeds of $125,000 under a loan payable. The loan is due in a single installment of $125,000, plus simple interest of 10% per annum due on April 26, 2020. The note payable is unsecured and there are no pre-payment penalties. The proceeds will be used for operations and the costs of the Company’s anticipated Regulation A offering. The note was transacted with an unrelated party and does not contain any conversion rights.

NOTE 5: COMMITMENTS AND CONTINGENCIES

On April 24, 2018, the Company entered into an employment offer letter with the Chief Executive Officer (“CEO”). Under the terms of the offer letter, the CEO receives a monthly stipend of $2,500 effective January 1, 2018. During the period from Inception to April 30, 2018, included within consulting fees on the statement of operations was $10,000 paid to the CEO in connection with the monthly stipend. In addition, upon the raising of $1.0 million in funding, the CEO receives an annual salary of $150,000 increasing to $250,000 in years two and three.

In April 2018, the Company entered into an agreement with a broker dealer. Under the terms of the agreement, the Company made an initial payment of $10,000 and is required to make various additional payments as funding progresses. In addition, the broker-dealer is to receive a fee equal to one percent (1%) of the amount of capital raised under Regulation A and other offerings.

F-11

COLLECTIVE WISDOM TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

APRIL 30, 2018

NOTE 6: STOCKHOLDERS’ DEFICIT

Common Stock

Subsequent to April 30, 2018, the Company amended its certificate of incorporation such that it is authorized to issue three classes of stock that will be designated, respectively, “Class A Common Stock,” “Class B Common Stock,” and “Class C Common Stock.” The total number of shares of stock that the Company has authority to issue is 50,000,000 shares, consisting of 28,666,667 shares of Class A Common Stock, $0.00001 par value per share, 6,333,333 shares of Class B Common Stock, $0.00001 par value per share, and 15,000,000 shares of Class C Common Stock, $0.00001 par value per share. Class A and Class B Common shareholders are entitled to ten (10) votes per share and Class C Common shareholders are entitled to one (1) vote per share.

Subsequent to April 30, 2018, 28,666,666 shares of Class A Common Stock were issued to the founders of the Company. The founders committed to contributing a total of $5,000.

NOTE 7: SUBSEQUENT EVENTS

Refer to Note 6 for discussion of the Company’s amendment to its certificate of incorporation and issuance of shares subsequent to April 30, 2018.

Effective on various dates subsequent to April 30, 2018, the Company entered into offer letters with four of its officers. In addition, upon the raising of $1.0 million in funding, these officers will receive annual salaries totaling $560,000, increasing to $945,000 in years two and three. Prior to raising $1.0 million in funding, the total monthly stipend payable to these officers is $11,000. The Company is committed to issue 3,153,333 shares of Class B Common Stock to 3 of these officers. The restricted shares vest over two years. None of these restricted shares have been issued as of the date the financial statements were available to be issued.

During May 2018, the Company entered into an agreement to issue 860,000 shares of Class B Common Stock to its noteholder for future services.

In May 2018, the Company launched a concurrent private placement to accredited investors of notes that are convertible into shares of Class B Common Stock. The Company is seeking to raise up to $5,000,000 in the private placement. The Company has not yet issued any notes.

The Company intends to enter into an agreement with Worldpay Group Plc whereby the Company will pay a payment processing fee equal to approximately 4.5% of the dollar amount of credit card purchases it processes; the Company estimates that approximately 80% of the amount raised via the 1-A offering will be paid via credit card.

The Company has evaluated subsequent events through June 21, 2018, which is the date the financial statements were available to be issued.

F-12

INDEX TO EXHIBITS

2.1	Certificate of Incorporation*

2.2	Certificate of Amendment of Certificate of Incorporation*

2.3	Bylaws*

3.	Form of Shareholders Agreement

4.	Form of Subscription Agreement

6.1	Sageworks Capital, LLC Broker-Dealer Agreement and Interface Proposal

6.2	Promissory Notes dated April 16, 2018 and July 29, 2018

6.3	Byron Bennett Employment Offer Letter*

6.4	Barrett Hicken Employment Offer Letter*

6.5	Robert Wald Employment Offer Letter*

11.	Consent of Independent Auditor

12.	Opinion of CrowdCheck Law LLP**

13.1	“testing the waters” materials

13.2	“testing the waters” materials

*Previously filed

**To be filed by amendment

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 17, 2018.

COLLECTIVE WISDOM TECHNOLOGIES, INC.

/s/ Byron Bennett
By Byron Bennett, Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Byron Bennett
Byron Bennett, Director, Chief Executive Officer
Date: August 17, 2018

/s/ Barrett Hicken
Barrett Hicken, Director, principal financial officer, principal accounting officer
Date: August 17, 2018

/s/ Hrant Antreasyan
Hrant Antreasyan, Director
Date: August 17, 2018

/s/ Juli Rasmussen
Juli Rasmussen, Director
Date: August 17, 2018

35